                                                                   EXHIBIT 10.22


         ------------------------------------------------------------

                              AMENDED AND RESTATED
                            REVOLVING CREDIT AND TERM
                                 LOAN AGREEMENT

                           Dated as of January 7, 2004

                                     BETWEEN

                            MEXICAN RESTAURANTS, INC.

                                       AND

                               FLEET NATIONAL BANK


         -------------------------------------------------------------

                                TABLE OF CONTENTS


ARTICLE 1. DEFINITIONS................................................................................1

ARTICLE 2. THE CREDIT FACILITIES.....................................................................13
2.1   Revolving Loans................................................................................13
2.2   Term Loan......................................................................................13
2.3   Payment and Prepayment of Loans................................................................14
2.4   Lender's Records of Loan Activity..............................................................15
2.5   Interest.......................................................................................16
2.6   Applicable Interest Rate Margins...............................................................18
2.7   Default Interest...............................................................................18
2.8   Letters of Credit..............................................................................19
2.9   Changed Circumstances..........................................................................19
2.10  Fees and Charges...............................................................................21

ARTICLE 3. REPRESENTATIONS AND WARRANTIES............................................................21
3.1   Organization and Qualification.................................................................22
3.2   Corporate Authority; Non-Contravention.........................................................22
3.3   Valid Obligations; Approvals and Consents......................................................22
3.4   Title to Properties; Absence of Liens..........................................................23
3.5   Compliance.....................................................................................23
3.6   Financial Statements...........................................................................23
3.7   Events of Default; Solvency....................................................................24
3.8   Taxes..........................................................................................24
3.9   Labor Relations; Litigation....................................................................24
3.10  Dormant Subsidiaries...........................................................................25
3.11  Contracts with Affiliates, Etc.................................................................25
3.12  Disclosure.....................................................................................25
3.13  Collateral.....................................................................................25
3.14  Subsidiaries...................................................................................26

ARTICLE 4. CONDITIONS OF LOANS.......................................................................26
4.1   Conditions to Initial Revolving Loan, the Term Loan and the Initial Letter(s) of Credit........26
4.2   Conditions to all Loans........................................................................26

ARTICLE 5. COVENANTS.................................................................................27
5.1   Financial Statements and Other Reporting Requirements..........................................27
5.2   Conduct of Business............................................................................29
5.3   Maintenance and Insurance......................................................................30
5.4   Taxes..........................................................................................30

5.5   Limitation of Indebtedness.....................................................................30
5.6   Restrictions on Liens..........................................................................31
5.7   Mergers, Acquisitions and Purchases and Sales of Assets........................................31
5.8   Investments and Loans..........................................................................32
5.9   Restricted Payments............................................................................32
5.10  ERISA Compliance...............................................................................33
5.11  Inspection by Lender; Books and Records; Accounts..............................................33
5.12  Use of Proceeds................................................................................33
5.13  Transactions with Affiliates...................................................................34
5.14  No Amendments to Certain Documents.............................................................34
5.15  Subsidiaries...................................................................................34
5.16  Financial Covenants............................................................................35
5.17  Limitation on Commitments to Develop New Restaurant Units......................................36
5.18  Environmental Indemnification..................................................................36
5.19  Leases.........................................................................................36
5.20  Further Assurances.............................................................................36

ARTICLE 6. EVENTS OF DEFAULT; LENDER'S RIGHTS........................................................37
6.1   Events of Default..............................................................................37
6.2   Lender's Rights................................................................................41

ARTICLE 7. SET OFF; PARTICIPATIONS...................................................................41
7.1.  Right of Set Off...............................................................................41
7.2   Rights of Participants.........................................................................41

ARTICLE 8. MISCELLANEOUS PROVISIONS..................................................................41
8.1   Written Notices................................................................................41
8.2   No Waivers.....................................................................................42
8.3   GOVERNING LAW..................................................................................42
8.4   Expenses, Taxes and Indemnification............................................................43
8.5   Amendments, Waivers, Etc.......................................................................44
8.6   Binding Effect of Agreement....................................................................44
8.7   Computation of Interest and Fees, Etc..........................................................45
8.8   Entire Agreement...............................................................................45
8.9   Headings.......................................................................................45
8.10  Multiple Counterparts..........................................................................45
8.11  Severability...................................................................................45
8.12  WAIVER OF JURY TRIAL...........................................................................45
8.13  WAIVER OF SPECIAL DAMAGES......................................................................46
8.14  Usury..........................................................................................46
8.15  Replacement of Notes and Other Loan Documents..................................................46

Exhibits

Exhibit A-1 Form of Revolving Credit Note
Exhibit A-2 Form of Term Note
Exhibit B Disclosure
Exhibit C Existing Indebtedness
Exhibit D Form of Notice of Borrowing
Exhibit E Form of CFO Report
Exhibit F Form of Legal Opinion
Exhibit G Closing Agenda
Exhibit H Purchase Documents (Harken)
Exhibit I Sale Leaseback Documents (CNL)

                              AMENDED AND RESTATED
                              REVOLVING CREDIT AND
                               TERM LOAN AGREEMENT


         THIS AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT is made as of January 7, 2004, between MEXICAN RESTAURANTS, INC. (the "BORROWER"), having its chief executive office at 1135 Edgebrook, Houston, Texas 77034-1899 and FLEET NATIONAL BANK (the "LENDER"), a national bank having its head office at 100 Federal Street, Boston, Massachusetts 02110, and amends and restates in its entirety that certain Revolving Credit and Term Loan Agreement between Borrower and Lender dated as of June 29, 2001 (the "ORIGINAL LOAN AGREEMENT"), as amended by that certain Amendment No. 1 to Loan Agreement and Waiver dated as of March 20, 2002, as further amended by that certain Amendment No. 2 to Loan Agreement dated as of August 28, 2002, and as further amended by that certain Amendment No. 3 to Loan Agreement dated as of August 18, 2003.

ARTICLE 1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

1.1 "ACCOUNT" or "ACCOUNT RECEIVABLE" include, without limitation, "accounts" as defined in the UCC, and also all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance): for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; for services rendered or to be rendered; for a policy of insurance issued or to be issued; for a secondary obligation incurred or to be incurred; arising out of the use of a credit or charge card or information contained on or used with that card; and also all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.

1.2 "AFFILIATE" means, with reference to any Person, (i) any director or officer of that person, (ii) any other person controlling, controlled by or under direct or indirect common control of that person, (iii) any other person directly or indirectly holding 5% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that person, (iv) any other person holding 5% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that person, and (v) any other person that possesses, directly or indirectly, power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of that person. For purposes of Section 5.1(g) and 5.10 hereof, "Affiliate" means, within the meaning of Section 414 of the Code, (i) any member of a controlled group of corporations which includes the Borrower,
(ii) any trade or business, whether or not incorporated, under common control with the Borrower, (iii) any member of an affiliated service group which includes the Borrower, and (iv) any member of a group treated as a single employer by regulation.

1.3 "AGREEMENT" means this Amended and Restated Loan Agreement, including the exhibits hereto, as originally executed, or if this Agreement is amended, varied or supplemented from time to time, as so amended, varied or supplemented.

1.3.1 "AMENDED AND RESTATED ENVIRONMENTAL COMPLIANCE AND INDEMNITY AGREEMENT" means that certain Amended and Restated Environmental Compliance and Indemnity Agreement executed and delivered by each member of the Borrower Affiliated Group to Lender on the Closing Date.

1.3.2 "AMENDED AND RESTATED GUARANTEE" means that certain Amended and Restated Guarantee executed and delivered by each member of the Borrower Affiliated Group to Lender on the Closing Date.

1.3.3 "AMENDED AND RESTATED SECURITY AGREEMENT" means that certain Amended and Restated Security Agreement executed and delivered by each member of the Borrower Affiliated Group to Lender on the Closing Date.

1.4 "APPLICABLE LIBOR MARGIN" means, for any day, with respect to any Loan payable hereunder, the applicable rate per annum as provided in Section 2.6.

1.5 "APPLICABLE PRIME RATE MARGIN" means, for any day, with respect to any Loan payable hereunder, the applicable rate per annum as provided in Section 2.6.

1.6 "ASSIGNEE" shall have the meaning set forth in Section 8.6.

1.7 "AVERAGE UNUSED COMMITMENT" for any period of time means the daily average difference between the Revolving Credit Maximum Amount applicable to such period and the sum of the principal amount of the Revolving Loans (including the Stated Amount of, and all unreimbursed draws under, all Letters of Credit) actually outstanding hereunder.

1.8 "BORROWER" shall have the meaning set forth in the Preamble.

1.9 "BORROWER AFFILIATED GROUP" means, collectively, the Borrower and each of the Subsidiaries of the Borrower.

1.10 "BRING-DOWN CERTIFICATES" means, collectively, the separate Bring-down Certificates executed and delivered to the Lender on the Closing Date by each member of the Borrower Affiliated Group that was a member of the Borrower Affiliated Group under the Original Loan Agreement.

1.11 "BUSINESS DAY" means (i) for all purposes other than as covered by clause
(ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Loans bearing interest by reference to LIBOR, any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in United States dollar deposits in the London interbank market.

1.12 "CFO REPORT" shall have the meaning set forth in Section 5.1(e).

1.12.1 "CLOSING CERTIFICATES" means that certain Closing Certificate evidencing the closing of the Harken Acquisition, the Sale-Leaseback and the issuance of the subordinated notes which are the subject of the Subordination Agreement.

1.13 "CLOSING DATE" means January 7, 2004.

1.14 "CODE" means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended.

1.15 "COLLATERAL" means any and all real and personal property of the Borrower Affiliated Group, whether tangible or intangible, in which the Lender now has, is granted by any Security Document or otherwise, or hereafter acquires a security interest or any other lien, including, without limitation, by way of mortgage or assignment, to secure the Obligations.

1.15.1 "COLLATERAL ASSIGNMENT OF PURCHASE DOCUMENTS" means that certain Collateral Assignment of Purchase Documents executed and delivered by the Borrower, Casa Ole' East, Ltd. and the Lender on the Closing Date.

1.16 "CONSOLIDATED and CONSOLIDATING" shall have the respective meanings ascribed to such terms under GAAP.

1.17 "CONSOLIDATED CAPITAL EXPENDITURE" means on a Consolidated basis, to the extent capitalized in accordance with GAAP, any expenditure for fixed assets (both tangible and intangible) including assets being constructed (whether or not completed), leasehold improvements, capital leases under GAAP, installment purchases of machinery and equipment, acquisitions of real estate and other similar expenditures including (i) in the case of a purchase, the entire purchase price, whether or not paid during the fiscal period in question, (ii) in the case of a capital lease, the capitalized amount thereof (determined in accordance with GAAP), (iii) without duplication, expenditures in or from any construction-in-progress account of any member of the Borrower Affiliated Group, and (iv) pre-opening expenses for the applicable period.

1.18 "CONSOLIDATED CASH FLOW" means, in relation to the Borrower Affiliated Group on a Consolidated basis for any period, Consolidated EBITDA for such period minus (a) cash

Taxes paid during such period, minus (b) Consolidated Capital Expenditures during such period, and minus (c) the aggregate amount of any Restricted Payments made pursuant to Section 5.9 in connection with share repurchases during such period.

1.19 "CONSOLIDATED EBITDA" means, in relation to the Borrower Affiliated Group on a Consolidated basis for any period, an amount equal to the Consolidated net income (or net loss), determined in accordance with GAAP, of the Borrower Affiliated Group for such period (without giving effect to any extraordinary gains or losses), after deduction of all Taxes for such period, minus any non-cash credits for such period, plus the following to the extent deducted in computing such Consolidated net income for such period: (i) Interest Charges for such period, (ii) Taxes on income for such period, (iii) depreciation for such period, (iv) amortization for such period, (v) other non-cash charges for such period, (vi) pre-opening expenses for such period, and (vii) for the fiscal quarters ending December 31, 2003, March 31, 2004, June 30, 2004 and September 30, 2004, pro forma EBITDA for the Harken Acquisition, as approved by the Lender.

1.20 "CONSOLIDATED EBITDAR" means, in relation to the Borrower Affiliated Group on a Consolidated basis for any period, an amount equal to the Consolidated EBITDA of the Borrower Affiliated Group for such period, plus the aggregate rental expense of the Borrower Affiliated Group for such period (including all, if any, percentage rent and other monetary obligations under each real property Lease to which any member of the Borrower Affiliated Group is a party).

1.21 "CONSOLIDATED FINANCIAL OBLIGATIONS" means, in relation to the Borrower Affiliated Group on a Consolidated basis, for any period, without duplication,
(i) Interest Charges paid or required to be paid by the Borrower Affiliated Group in such period, plus (ii) the aggregate amount of scheduled principal payments required to be made by the Borrower Affiliated Group during such period with respect to any Indebtedness for borrowed money or capital lease obligations, plus (iii) any fees, including letter of credit fees and commitment fees, required to be paid by the Borrower Affiliated Group in connection with any Indebtedness for borrowed money or capital lease obligations, plus (iv) all Restricted Payments made pursuant to Section 5.9 in connection with share repurchases during such period, if any, minus (v) fees and other transaction expenses paid by any member of the Borrower Affiliated Group on the Closing Date in respect of the credit facilities that are the subject of this Agreement.

1.22 "CONSOLIDATED FUNDED INDEBTEDNESS" means at any date of determination, on a Consolidated basis for the Borrower Affiliated Group, the sum of, without duplication, (i) the aggregate principal amount of the Loans outstanding on such date, plus (ii) the Stated Amount of Letters of Credit outstanding on such date plus, (iii) the aggregate principal amount of unreimbursed draws under the outstanding Letters of Credit, plus, (iv) all principal obligations arising under capital leases in effect on such date required to capitalized in accordance with GAAP, plus (v) the aggregate principal amount of all other guarantees and Indebtedness for borrowed money of the Borrower Affiliated Group outstanding on such date, plus (vi) the aggregate principal amount of all Indebtedness of the Borrower Affiliated Group evidenced by a bond, debenture, note or other similar obligation to pay, plus (vii) the aggregate amount of any stock repurchases permitted pursuant to Section 5.9 hereof made after December 31, 2004.

1.23 "DEFAULT" means an event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

1.24 "DEPOSIT ACCOUNT CONTROL AGREEMENT" means the Deposit Account Control Agreement entered into by and among one or more members of the Borrower Affiliated Group, the Lender and Bank of America on or after the Closing Date.

1.25 "DORMANT SUBSIDIARIES" means, collectively, each of Casa Ole Private Club #1, Casa Ole Private Club #2, Casa Ole Private Club #29, Casa Ole Private Club #51, 649 Dixie Drive Club (#516), 2828 East Southmore Club (#507), 410 Gordon Street Club (#555), 1712 Dodgen Loop Club (#557), Casa Ole Club #37, Casa Ole Private Club #56, La Senorita Development Co., La Senorita-Sault Ste. Marie General (MC-P) and La Senorita-Sault Ste. Marie Limited Partnership (MLP).

1.26 "ENCUMBRANCES" shall have the meaning set forth in Section 5.6.

1.27 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

1.28 "FEDERAL FUNDS RATE" means for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from 3 federal funds brokers of recognized standing selected by the Lender.

1.29 "FEE AND LEASEHOLD MORTGAGES" means collectively, the separate Mortgage and Security Agreements (i) executed and delivered by each of Casa Ole' East, Ltd., and Casa Ole' of Sulphur, L.L.C., to the Lender on the Closing Date and (ii) executed and delivered by one or more members of the Borrower Affiliated Group to the Lender in connection with the Original Loan Agreement.

1.30 "GAAP" means generally accepted accounting principles consistently applied.

1.31 "GOODS" has the meaning given that term in the UCC, and also includes all things movable when a security interest therein attaches and also all computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program if (i) the program is associated with the goods in such manner that it customarily is considered part of the goods or (ii) by becoming the owner of the goods, a Person acquires a right to use the program in connection with the goods.

1.32 "HARKEN ACQUISITION" shall mean the transactions contemplated pursuant to that certain Asset Purchase Agreement by and among Casa Ole' East, Ltd, a Texas limited partnership, as buyer, Borrower, as guarantor, and the sellers named therein dated September 25, 2003.

1.33 "INDEBTEDNESS" with respect to any person means and includes, without duplication, (i) all items which, in accordance with GAAP, would be included as a liability on the balance sheet of such person, (ii) the face amount of all letters of credit issued by any bank for the account of such person and all drafts drawn thereunder, (iii) the total amount of all indebtedness secured by any Encumbrance to which any property or asset of such person is subject, whether or not the indebtedness secured thereby shall have been assumed, and
(iv) the total amount of all indebtedness and obligations of others which such person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, including, without limitation, any agreement (a) to advance or supply funds to such other person to maintain working capital, equity capital, net worth or solvency, or (b) otherwise to assure or hold harmless such other person against loss in respect of its obligations.

1.34 "INITIAL FINANCIAL STATEMENT" shall have the meaning set forth in Section 3.6.

1.35 "INSOLVENT" or "INSOLVENCY" means that there shall have occurred one or more of the following events with respect to a Person: death; dissolution (except the dissolution of La Buena Agency Inc. so long as any and all assets of La Buena Agency Inc. have been transferred to a member of the Borrower Affiliated Group prior to such dissolution); liquidation; termination of existence; "insolvent" or "insolvency" within the meaning of the United States Bankruptcy Code or other applicable statute; such Person's inability to pay its debts as they come due or failure to have adequate capital to conduct its business; such Person's failure to have assets having a fair saleable value net of any cost to dispose of such assets in excess of the amount required to pay the probable liability on its then existing debts (including unmatured, unliquidated and contingent debts); appointment of a receiver of any part of the property of, execution of a trust mortgage or an assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors by or against such person, or the offering of a plan to creditors or such Person for composition or extension, except for an involuntary proceeding commenced against such Person which is dismissed within 45 days after the commencement thereof without the entry of an order for relief or the appointment of a trustee.

1.36 "INTEREST CHARGES" means, for any period, without duplication, all interest and all amortization of debt discount and expense (including commitment fees and similar expenses, but excluding fees and other transaction expenses paid by any member of the Borrower Affiliated Group on the Closing Date in respect of the credit facilities that are the subject of this Agreement) on any particular Indebtedness for which such calculations are being made, all as determined in accordance with GAAP. Computations of Interest Charges on a pro forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

1.37 "INTEREST PERIOD" means, as to any LIBOR Amount, the period, the commencement and duration of which shall be determined in accordance with Subsection 2.5.2, provided that if any such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the Business Day next preceding or next succeeding such day as determined by the Lender in accordance with its usual practices and notified to the Borrower at the beginning of such Interest Period.

1.38 "INVENTORY" includes, without limitation, "inventory" as defined in the UCC and also all: (a) Goods which are leased by a Person as lessor; are held by a Person for sale or lease or to be furnished under a contract of service; are furnished by a Person under a contract of service; or consist of raw materials, work in process, or materials used or consumed in a business.

1.39 "LANDLORD WAIVERS" means one or more Landlord Waivers from time to time delivered to the Lender, each in form and substance satisfactory to the Lender, by the landlord under any Lease with respect to the Real Properties leased by any member of the Borrower Affiliated Group.

1.40 "LEASE or LEASES" means any agreement, whether written or oral, granting a person the right to occupy space in a structure or real estate for any period of time or any capital lease or other lease of or agreement to use personal property.

1.41 "LETTERS OF CREDIT" means letters of credit in the form customarily issued by the Lender as standby letters of credit, issued by the Lender at the request and for the account of the Borrower.

1.42 "LIBOR" means, with respect to any Interest Period, as applicable to any LIBOR Amount, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on the day that is two London Banking Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, LIBOR shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the Interest Period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London time), on the day that is two London Banking Days prior to the beginning of such Interest Period. "BANKING DAY" shall mean, in respect of any city, any date on which commercial banks are open for business in that city.

         If both the Telerate and Reuters systems are unavailable, then LIBOR for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by 4 major banks in the London interbank market (chosen by the Lender in its sole discretion) at approximately 11:00 a.m. (London time), on the day that is two London Banking Days preceding that first day of such Interest Period as selected by the Lender. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, LIBOR for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided, LIBOR for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City (chosen by the Lender in its sole discretion) at approximately 11:00 a.m. (New York City time), on the day that is two London Banking Days preceding the first day of such Interest Period. In the event that the Lender is unable to obtain any such quotation as provided above, it will be deemed that LIBOR for the requested Interest Period cannot be determined.

1.43 "LIBOR AMOUNT" means, in relation to any Interest Period, any portions of the principal amount of any Loans as to which the Borrower elects pursuant to Subsection 2.5.2 to pay interest at a rate determined by reference to LIBOR.

1.44 "LOAN" means a loan made to the Borrower by the Lender pursuant to Article 2 hereof, and "LOANS" means all of such loans, collectively.

1.45 "LOAN ACCOUNT" means the account on the books of the Lender in which will be recorded Loans made by the Lender to the Borrower pursuant to this Agreement, payments made on such Loans and other appropriate debits and credits as provided by this Agreement.

1.46 "LOAN COMMITMENT" means either the Revolving Loan Commitment or the Term Loan Commitment, as the context may require.

1.47 "LOAN DOCUMENTS" means, collectively, this Agreement (including, without limitation, the agreements and other instruments listed or described in the Closing Agenda attached hereto as Exhibit G), the Notes, the Amended and Restated Guarantee, the Amended and Restated Security Agreement, the Amended and Restated Environmental Compliance and Indemnity Agreement, the Subordination Agreement, the Collateral Assignment of Purchase Documents, the Omnibus Amendment, the Stock Pledge Agreements, the Deposit Account Control Agreement, the Fee and Leasehold Mortgages, the Solvency Certificates, the Bring-down Certificates, the Closing Certificate, the Patent and Trademark Security Agreements, the Landlord Waivers, the Perfection Certificate, the Letters of Credit and all applications relating thereto, and any other agreements, instruments or documents referred to herein or therein and/or delivered in connection herewith or therewith, and all schedules, exhibits and annexes thereto.

1.48 "MONTEREY" means Monterey's Acquisition Corp., a Delaware corporation.

1.49 "MP1" means Casa Ole MP1, Inc., a Delaware corporation.

1.50 "NOTES" means, collectively, the Amended and Restated Revolving Credit Note and the Amended and Restated Term Note.

1.51 "NOTE SCHEDULES" shall have the meaning set forth in Subsection 2.4.2.

1.52 "OBLIGATIONS" means any and all obligations of any member of the Borrower Affiliated Group to the Lender of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and to refrain from acting as well as obligations to pay money.

1.53 "OMNIBUS AMENDMENT" means the Letter Amendment to the Loan Documents executed and delivered by each member of the Borrower Affiliated Group to the Lender on the Closing Date.

1.54 "ORIGINAL LOAN AGREEMENT" shall have the meaning set forth in the Preamble.

1.55 "PARTICIPANT" shall have the meaning set forth in Section 7.2.

1.56 "PATENT AND TRADEMARK SECURITY AGREEMENT" means, collectively, the Patent and Trademark Security Agreements (i) executed and delivered by one or more members of the Borrower Affiliated Group to the Lender on the Closing Date and
(ii) executed and delivered by one or more members of the Borrower Affiliated Group to the Lender in connection with the Original Loan Agreement.

1.57 "PERSON" or "PERSON" means any natural person, corporation, limited liability company, partnership, limited liability partnership, trust, joint venture association, unincorporated association, trade, business and governmental agency and instrumentality, or other form of legal entity.

1.58 "PLANS" means, collectively, each "employee pension benefit plan" and each "employee welfare benefit Plan" (each as defined in ERISA) maintained by any member of the Borrower Affiliated Group.

1.59 "PRIME RATE" means the greater of (i) variable per annum rate of interest so designated from time to time by the Lender as its prime rate and (ii) the Federal Funds

Rate plus 0.5%. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

1.60 "PURCHASE DOCUMENTS" means all agreement, instruments, contracts and documents executed and delivered by the Borrower, Casa Ole' East, Ltd. or any other member of the Borrower Affiliated Group in connection with the Harken Acquisition, as in effect and delivered to the Lender on the Closing Date, and as set forth on Exhibit H attached hereto.

1.61 "REAL PROPERTY" or "REAL PROPERTIES" means, collectively, (i) all parcels of land together with the improvements now or hereafter located thereon, which are now or hereafter owned by any member of the Borrower Affiliated Group, as more fully set forth, in the case of those owned as of the Closing Date, on Exhibit B hereto, and (ii) all parcels of land together with the improvements now or hereafter located thereon, which are now or hereafter leased by any member of the Borrower Affiliated Group pursuant to a Real Property Lease, as more fully set forth, in the case of those leased as of the Closing Date, on Exhibit B hereto.

1.62 "RESERVE CHARGE" means, for each day on which any LIBOR Amount is outstanding, a reserve charge in an amount equal to the product of:

         (i)   the outstanding principal amount of the LIBOR Amount,

                                  multiplied by

         (ii) (a) LIBOR (expressed as a decimal) divided by one minus the Reserve Rate, minus (b) LIBOR (expressed as a decimal),

                                  multiplied by

         (iii) 1/360.

1.63 "RESERVE RATE" means the rate in effect from time to time, expressed as a decimal, at which the Lender would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulation relating to such reserve requirements) against "Eurocurrency Liabilities" (as such term is used in such Regulation D) if such liabilities were outstanding.

1.64 "RESTRICTED PAYMENTS" means (i) any cash or property dividend, distribution, or other payment, direct or indirect, to any Person who now or in the future holds an equity interest in any member of the Borrower Affiliated Group, whether evidenced by a security or not, except any dividend by any member of the Borrower Affiliated Group paid in its own stock; and (ii) any payment on account of the purchase, redemption, retirement or other acquisition of any capital stock of any member of the Borrower Affiliated Group, or any other payment or distribution made in respect thereof, either directly or indirectly.

1.65 "REVOLVING CREDIT MATURITY DATE" means January 7, 2007; provided, however, that the Revolving Credit Maturity Date may be extended by the mutual agreement of the Borrower and Lender, in writing and executed by an authorized representative of both the Borrower and the Lender.

1.66 "REVOLVING CREDIT MAXIMUM AMOUNT" means Five Million Dollars
($5,000,000.00).

1.67 "REVOLVING CREDIT NOTE" shall have the meaning set forth in Subsection
2.1.1.

1.68 "REVOLVING LOAN COMMITMENT" means, subject to the limitations set forth in this Agreement, Five Million Dollars ($5,000,000.00).

1.69 "REVOLVING LOANS" shall have the meaning set forth in Subsection 2.1.1.

1.70 "SALE LEASEBACK" shall mean the transactions contemplated pursuant to each separate Purchase Agreement by and between Casa Ole' East, Ltd., as seller, and CNL Funding 2001-A LP, as buyer, dated January 7, 2004.

1.71 "SALE LEASEBACK DOCUMENTS" shall mean all agreements, instruments, contracts and documents executed and delivered by the Borrower, Casa Ole' East, Ltd. or any other member of the Borrower Affiliated Group in connection with the Sale Leaseback, as in effect and delivered to the Lender on the Closing Date, and as set forth on Exhibit I attached hereto.

1.72 "SECURITY DOCUMENTS" means, collectively, (i) the Loan Documents and (ii) all other agreements, instruments or contracts (a) to which, at the relevant time of reference to the term "Security Documents", any member of the Borrower Affiliated Group or any property or assets of any such member shall be bound or affected thereby, and (b) by which any of the Obligations shall be evidenced or under or in respect of which the Lender or any of its agents or representatives shall have, at such time, any rights or interests as security for the payment or performance of all or any part of the Obligations.

1.73 "SOLVENCY CERTIFICATES" means, collectively, the separate Solvency Certificates executed and delivered by each member of the Borrower Affiliated Group to the Lender on the Closing Date.

1.74 "STATED AMOUNT" means, with respect to each Letter of Credit outstanding at any given time, the maximum amount then available to be drawn thereunder (without regard to whether any conditions to drawing could then be met).

1.75 "STOCK PLEDGE AGREEMENT" means, collectively, the Stock Pledge Agreements
(i) executed and delivered to the Lender by one or more members of the Borrower Affiliated Group having a Subsidiary on the Closing Date and (ii) executed and delivered by one or more members of the Borrower Affiliated Group having a Subsidiary on the closing date of the Original Loan Agreement.

1.76 "SUBORDINATION AGREEMENT" means, collectively, the separate Subordination Agreements executed and delivered by and among (a) Fleet National Bank, (b) Mexican Restaurants, Inc., and (c) each of (i) Casa Ole' of Beaumont, Inc. (with respect to $1,000,000 subordinated note); (ii) Casa Ole' of Beaumont, Inc. (with respect to $250,000 subordinated note); (iii) Casa Ole' of Lake Charles, Inc.,
(iv) Victor M. Gonzalez; (v) Thomas L. Harken et ux., and Melba J. Harken, dated as of the date hereof.

1.77 "SUBSIDIARY" means, as to any member of the Borrower Affiliated Group, any Person of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by such member of the Borrower Affiliated Group; or any other such Person the management of which is directly or indirectly controlled by such member of the Borrower Affiliated Group through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which such member of the Borrower Affiliated Group has a 50% ownership interest or any other Person which would be consolidated with any member of the Borrower Affiliated Group in presenting financial statements in accordance with GAAP.

1.78 "TAXES" means, on a Consolidated basis, any and all taxes (including, without limitation, income, receipts, franchise, ad valorem or excise taxes, transfer or gains taxes or fees, use taxes, withholding, payroll or minimum taxes, and any interest, penalties or additions to tax with respect to any such taxes) paid or payable to any governmental authority, federal, state or otherwise and imposed on, or otherwise payable by, or for which responsibility for payment, withholding or collection lies with, any member of the Borrower Affiliated Group, including any taxes imposed on any Affiliate for which any member of the Borrower Affiliated Group may be liable under applicable law or under any agreement to which any member of the Borrower Affiliated Group is a party or by which it is bound, and including, but not limited to, any interest, penalties or additions to tax with respect thereto.

1.79 "TERM LOAN" shall have the meaning set forth in Section 2.2.

1.80 "TERM LOAN COMMITMENT" means, subject to the limitations set forth in this Agreement, Five Million Dollars ($5,000,000.00).

1.81 "TERM LOAN MATURITY DATE" means January 7, 2009.

1.82 "TERM NOTE" shall have the meaning set forth in Section 2.2.

1.83 "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the Commonwealth of Massachusetts.

ARTICLE 2. THE CREDIT FACILITIES.

2.1      Revolving Loans.

         2.1.1 Advances. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower made herein, the Lender agrees to make loans (each, a "REVOLVING LOAN" and collectively, the "REVOLVING LOANS") to the Borrower at the Borrower's request from time to time, from and after the date hereof and prior to the Revolving Credit Maturity Date, provided that the aggregate principal amount of Revolving Loans outstanding at any time (after giving effect to all amounts requested), plus the aggregate principal Stated Amount of Letters of Credit outstanding at such time, plus the aggregate amount of any unreimbursed draws under outstanding Letters of Credit at such time, shall not exceed the Revolving Credit Maximum Amount, and provided, further, that at the time the Borrower requests a Revolving Loan, and after giving effect to the making thereof, no Default or Event of Default has occurred and is continuing. The Revolving Credit Loans shall be evidenced by a promissory note of the Borrower in favor of the Lender in or substantially in the form of Exhibit A-1 hereto (the "REVOLVING CREDIT NOTE"), with appropriate insertions. All requests for Revolving Loans shall be in the form attached hereto as Exhibit D and shall be made in such manner as shall be agreed between the Borrower and the Lender, except that each Revolving Loan shall be in a minimum amount of $100,000 and shall be in an integral multiple of $100,000, or, if less, the remaining unused Revolving Credit Maximum Amount.

         2.1.2 Overadvances. The Borrower agrees that it shall be an Event of Default hereunder if at any time the aggregate amount of Revolving Loans outstanding (after giving effect to all amounts requested), plus the aggregate Stated Amount of Letters of Credit outstanding at such time, plus the aggregate amount of any unreimbursed draws under outstanding Letters of Credit at such time, shall exceed the Revolving Credit Maximum Amount then in effect, unless the Borrower, upon notice of such excess from the Lender, immediately, and in any event within one (1) Business Day, pays cash to the Lender to be credited to the Loan Account in such amount as shall be necessary to eliminate the excess.

2.2 Term Loan. Subject to the terms and conditions set forth in this Agreement, the Lender agrees to lend to the Borrower on the Closing Date, and the Borrower agrees to borrow on such date and repay in accordance with Section 2.3, an amount equal to the Term Loan Commitment (the "TERM LOAN"). No amounts prepaid on the Term Loan may be reborrowed. The Term Loan shall be evidenced by separate promissory note of the Borrower in favor of the Lender in or substantially in the form of Exhibit A-2 hereto (the "TERM NOTE"), with appropriate insertions.

2.3      Payment and Prepayment of Loans.

         2.3.1 Payment of Revolving Loans. Interest on the Revolving Loans shall be payable as provided in Section 2.5. On the Revolving Credit Maturity Date, all outstanding principal of the Revolving Loans, together with all accrued and unpaid interest thereon, and all fees, charges and expenses relating thereto, shall be absolutely and unconditionally due and payable in full by the Borrower to the Lender.

         2.3.2 Payment of Term Loan. Interest on the Term Loan shall be payable as provided in Section 2.5. The outstanding principal of the Term Loan shall be amortized in 20 equal installments of $250,000.00 payable on the last day of each consecutive fiscal quarter of the Borrower commencing with the fiscal quarter of the Borrower ending nearest to March 31, 2004. If not sooner paid, on the Term Loan Maturity Date all outstanding principal of the Term Loan, together with all accrued and unpaid interest thereon, and all fees, charges and expenses relating thereto, shall be absolutely and unconditionally due and payable in full by the Borrower to the Lender.

         2.3.3 Method of Payment. All payments and prepayments of principal and all payments of interest and other amounts shall be made by the Borrower to the Lender at 100 Federal Street, Boston, Massachusetts 02110, in immediately available funds, on or before 11:00 a.m. (Boston, Massachusetts time) on the due date thereof, free and clear of, and without any deduction or withholding for, any Taxes (excluding any taxes imposed on the net income of the Lender) or other payments.

         2.3.4 Voluntary Prepayment. Subject to the provisions of Subsection 2.5.2(d), the Borrower may prepay outstanding Loans, or reduce the amount of any Loan Commitment, in whole or in part at any time without premium or penalty upon five Business Days' prior written notice to the Lender, provided, however, that prepayments of the Revolving Loan that do not involve a permanent reduction of the Revolving Loan Commitment shall not require prior written notice. Amounts so paid in respect of Revolving Loans (without a reduction in the Revolving Loan Commitment) may be borrowed and re-borrowed from time to time as provided in Subsection 2.1.1. Any prepayment of the Term Loan shall constitute a permanent reduction of the Term Loan and may not be re-borrowed. With respect to the Term Loan, provided that the Borrower's Maximum Consolidated Leverage Ratio (see Subsection 5.16(a)) is greater than 1.25 to 1.0 as of the end of the Borrower's fiscal quarter immediately preceding such prepayment, such voluntary prepayments of principal shall be applied to installments of principal due in inverse order of maturity. In all other cases, prepayments will be applied pro rata to reduce all remaining principal installments of the Term Loan. All reductions of Loan Commitments, and all prepayments of any Loan, shall be in a minimum amount equal to $50,000 and in additional increments of $50,000.

         2.3.5 Mandatory Prepayment. To the extent that they exceed the sum of $400,000 in the aggregate during the term of this Agreement, all proceeds from
(w) the sale of assets by any member of the Borrower Affiliated Group, (x) the sale of equity interests by any member of the Borrower Affiliated Group (except to an Affiliate of the Borrower or to another member of the Borrower Affiliated Group), (y) the issuance of any Indebtedness by any member of the Borrower Affiliated Group (any such Indebtedness only to be issued in compliance with Section 5.5), and (z) any insurance proceeds due to any member of the Borrower Affiliated Group shall be paid to the Lender as permanent reductions of the principal of the Term Loan. Notwithstanding the foregoing, at any time during which an Event of Default has occurred and is continuing, all such proceeds shall be so paid to the Lender as permanent reductions of the principal of the Term Loan whether or not the aggregate amount of all such proceeds received during the term of this Agreement exceeds $400,000. Provided that the Borrower's Maximum Consolidated Leverage Ratio (see Subsection 5.16(a)) is greater than 1.25 to 1.0 as of the end of the Borrower's fiscal quarter immediately preceding such prepayment, such mandatory prepayments of principal shall be applied to installments of principal due in inverse order of maturity. In all other cases, such mandatory prepayments of principal will be applied pro rata to reduce all remaining principal installments of the Term Loan. Notwithstanding anything to the contrary stated herein, the Borrower shall not be required to pay to the Lender under this Subsection 2.3.5 any proceeds resulting from (i) insurance settlements resulting from damage or destruction to restaurant units, provided that the Borrower provides to the Lender evidence (in form and substance satisfactory to the Lender in its sole discretion) that such proceeds have been reinvested in the same or replacement restaurant units within 270 days of the receipt thereof by the applicable member of the Borrower Affiliated Group, and (ii) the issuance of equity interests in members of the Borrower Affiliated Group as part of customary employee option transactions or similar compensation-related transactions, provided that such issuances are made in the ordinary course of business and consistent with prior practice.

2.4      Lender's Records of Loan Activity.

         2.4.1 Loan Account. The Lender shall, in its discretion, enter Loans and advances made by the Lender to the Borrower pursuant to this Agreement (including, without limitation, on account of Letters of Credit) as debits in the Loan Account. The Lender shall also record in the Loan Account all payments made by the Borrower on account of the Loans and may also record therein, in accordance with customary accounting practices, other debits and credits, including customary banking charges and all interest, fees, charges and expenses chargeable to the Borrower under this Agreement. The debit balance of the Loan Account shall reflect the amount of the Borrower's Obligations hereunder and shall be considered correct absent manifest error. The Borrower authorizes the Lender to charge to the Loan Account or to any deposit account which the Borrower may maintain with the Lender the principal, interest, fees, charges, taxes and expenses provided for in this Agreement or any other document executed or delivered in connection herewith.

         2.4.2 Note Schedules. The Lender may, instead of or in addition to maintaining a Loan Account, and is hereby irrevocably authorized by the Borrower to, enter on the schedule forming a part of its Notes or otherwise in its records, appropriate notations (collectively, the "NOTE SCHEDULES") evidencing the date and the amount of each Loan, as applicable, the interest rate applicable thereto and the date and amount of each payment of principal made by the Borrower with respect thereto; and such notations shall be considered correct absent manifest error. The Lender is hereby irrevocably authorized by the Borrower to attach to and make a part of its Notes a continuation of any such schedule as and when required. No failure on the part of the Lender to make any notation as provided in this Subsection 2.4.2 shall in any way affect any Loan or the rights of the Lender or the Obligations of the Borrower with respect thereto.

2.5      Interest.

         2.5.1 Prime Rate Plus Applicable Prime Rate Margin. Subject to the provisions of Subsection 2.5.2 and Section 2.7, Revolving Loans and the Term Loan shall each bear interest at a rate per annum equal to the Prime Rate in effect from time to time, plus the Applicable Prime Rate Margin in effect at such time. Interest on Revolving Loans and the Term Loan (not at the time overdue) bearing interest with reference to the Prime Rate shall be payable monthly in arrears on the last Business Day of each month. Any change in the Prime Rate shall result in a change on the same day in the rate of interest to accrue from and after such day on the unpaid balance of principal of Revolving Loans and Term Loan.

         2.5.2  LIBOR Plus Applicable LIBOR Margin.

         (a) At the option of the Borrower, so long as no Default or Event of Default has occurred and is then continuing, the Borrower may elect from time to time prior to the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, to have all or a portion of the unpaid principal amount of any Loan bear interest during any particular Interest Period by reference to LIBOR; provided, that any such portion of any Loan shall be in an amount not less than $250,000 or some greater integral multiple of $250,000 with respect to any single Interest Period, and provided further, that there shall not be more than five (5) Loans (or portions thereof) outstanding at any time the interest on which is determined by reference to LIBOR. Any election by the Borrower to have interest calculated by reference to LIBOR shall be made by notice (which shall be irrevocable) to Lender at least three Business Days prior to the first day of the proposed Interest Period, specifying the LIBOR Amount and the duration of the proposed Interest Period (which must be for one, two or three months). Any such election of a LIBOR shall lapse at the end of the expiring Interest Period unless extended by a further election notice as hereinbefore provided and, in the event of such lapse, the applicable Loans shall bear interest with reference to the Prime Rate in accordance with Section 2.5.1. Except as otherwise provided herein, each LIBOR Amount shall bear interest during each Interest Period relating thereto at a per annum rate equal to LIBOR plus the Applicable LIBOR Margin then in effect. Interest on each LIBOR Amount shall be payable on the last day of each Interest Period relating thereto. Notwithstanding the foregoing, Borrower may not select an Interest Period which extends beyond the Revolving Credit Maturity Date for Revolving Loans or the Term Loan Maturity Date for the Term Loan.

         (b) The Lender shall forthwith upon determining LIBOR provide notice thereof to the Borrower. Each such notice shall be conclusive and binding upon the Borrower. If, with respect to any Interest Period, the Lender is unable to determine LIBOR relating thereto, or adverse or unusual conditions in or changes in applicable law relating to the applicable London interbank market make it illegal or, in the reasonable judgment of the Lender, impracticable, to fund therein the LIBOR Amount or make the projected LIBOR unreflective of the actual costs of funds therefor to the Lender, or if it shall become unlawful for the Lender to charge interest on the Loans on a LIBOR basis, then in any of the foregoing events the Lender shall so notify the Borrower and interest will be calculated and payable in respect of such projected Interest Period (and thereafter for so long as the conditions referred to in this sentence shall continue) by reference to the Prime Rate in accordance with Subsection 2.5.1.

         (c) If any Interest Period would otherwise end on a day which is not a Business Day for LIBOR purposes, that Interest Period shall end on the Business Day next preceding or next succeeding such day as determined by the Lender in accordance with its usual practices and notified to the Borrower at the beginning of such Interest Period.

         (d) If for any reason any payment or prepayment of principal of a LIBOR Amount is made on any day other than the last day of an Interest Period, then the Borrower shall reimburse the Lender for the loss, if any, computed pursuant to the following formula:

                  L  =     (R-T) x P x D
                           ------------- + RC
                                360

                  L  =     amount of loss to be reimbursed to Lender.

                  R  =     LIBOR plus the Applicable LIBOR Margin at the time
                           of the payment.

                  T  =     effective interest rate in which United States
                           Treasury bills maturing on the last day of the then current Interest Period and in the same amount as the unpaid principal amount of the Loan can be purchased by Lender on the day of such payment of principal.

                  D  =     the number of days remaining in the Interest Period
                           as of the date of such payment.

                  P  =     the amount of principal paid.

                  RC = the Reserve Charge due through the date of such payment.

The Borrower shall pay to the Lender the amount of loss, computed in accordance with the foregoing formula, upon presentation by the Lender of a statement setting forth the

Lender's calculation of the amount of such loss, which notice shall be conclusive and binding upon the Borrower in the absence of manifest error.

2.6 Applicable Interest Rate Margins. The "APPLICABLE PRIME RATE MARGIN" and the "APPLICABLE LIBOR MARGIN" shall, at any given point in time, be determined in accordance with Table 1 below; provided, however, that from the Closing Date through the date upon which the Lender first receives the Consolidated balance sheet and statement of income, retained earnings and cash flow of the Borrower Affiliated Group for the fiscal quarter ending nearest to June 30, 2004, together with the CFO Report relating thereto, the level used to determine the Applicable Prime Rate Margin and the Applicable LIBOR Margin shall be Level II.

--------------------------------------------------------------------------------
                                     TABLE 1
                        APPLICABLE INTEREST RATE MARGINS
--------------------------------------------------------------------------------
                                          Level I               Level II
--------------------------------------------------------------------------------
                                                              greater than
Maximum Consolidated                     less than             or equal to
Leverage Ratio:                            1.25                   1.25
--------------------------------------------------------------------------------
Applicable Prime Rate Margin               2.00%                  2.50%
--------------------------------------------------------------------------------
Applicable LIBOR Margin                    4.00%                  4.50%
--------------------------------------------------------------------------------

         For purposes of determining the Applicable Prime Rate Margin and the Applicable LIBOR Margin , the Maximum Consolidated Leverage Ratio will be tested quarterly, commencing with the fiscal quarter of the Borrower ending nearest to June 30, 2004 based on the annual or quarterly financial statements required to be delivered pursuant to Section 5.1(a) or 5.1(b), respectively. For purposes of determining the interest rate for any Interest Rate Period hereunder, any interest rate change shall be effective three Business Days after the date on which the financial statements required to be delivered pursuant to Section 5.1(a) or Section 5.1(b) are delivered to the Lender, together with the applicable CFO Report and a notice to the Lender specifying any change in the Applicable Prime Rate Margin and the Applicable LIBOR Margin. If the Borrower has failed to deliver the financial statements required to be delivered by it pursuant to Section 5.1(a) or Section 5.1(b), the Applicable Prime Rate Margin and the Applicable LIBOR Margin that are then in effect shall automatically be increased to Level II until such financial statements are delivered.

2.7 Default Interest. Notwithstanding anything to the contrary stated herein, upon the occurrence and during the continuance of an Event of Default, at the option of the Lender, to the extent permitted by applicable law, the unpaid balance of all Loans shall bear interest at a rate equal to (i) in the case of a non-monetary Event of Default, a rate equal to the Prime Rate plus 2% and (ii) in the case of a monetary Event of Default, a rate equal to the Prime Rate plus 3%, in either case compounded monthly until such Event of Default is cured or waived.

2.8 Letters of Credit. Issuance. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower made herein, the Lender agrees to issue upon the application of the Borrower, to the extent permitted by law and the Uniform Customs and Practice of the International Chamber of Commerce governing Letters of Credit (Publication No. 500 or any successor thereto), Letters of Credit during the period from the date hereof to the 30th day prior to the Revolving Credit Maturity Date; provided that (i) the aggregate Stated Amount of Letters of Credit outstanding at any time, plus the aggregate amount of all unreimbursed draws under such outstanding Letters of Credit shall not at any time exceed $2,000,000, and (ii) the aggregate principal amount of Revolving Loans outstanding at such time plus the aggregate principal amount of all Letters of Credit outstanding at such time, plus the aggregate principal amount of all unreimbursed draws under outstanding Letters of Credit, shall not exceed the Revolving Credit Maximum Amount at any time; and provided, further, that at the time Borrower requests the issuance of a Letter of Credit, and after giving effect to the issuance thereof, no Default or Event of Default shall have occurred or be continuing. All Letters of Credit shall have a stated expiration date not to exceed one (1) year and shall, in any event, expire not later than the 15th day prior to the Revolving Credit Maturity Date. Amounts drawn under the Letters of Credit shall become immediately due and payable by the Borrower to the Lender and, if there is availability under the Revolving Credit Maximum Amount and no Default or Event of Default exists or would be caused thereby, upon the request of the Borrower, the Lender shall add the amounts drawn to the Loan Account as Revolving Loans. In order to evidence such Letters of Credit, the Borrower shall enter into with the Lender such agreements and execute such instruments and documents as the Lender customarily requires in like transactions.

2.9      Changed Circumstances.

         2.9.1 Changed Capital Requirements. If, after the date hereof, the Lender shall have determined that the adoption of any applicable law, rule, regulation, guideline, directive or request (whether or not having the force of law) regarding capital requirements for banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any of the foregoing imposes or increases a requirement by the Lender to allocate capital resources to the Lender's commitment to make Loans which has or would have the effect of reducing the return on the Lender's capital to a level below that which the Lender could have achieved (taking into consideration the Lender's then existing policies with respect to capital adequacy and assuming full utilization of the Lender's capital) but for such adoption, change or compliance by any amount deemed by the Lender to be material, then: (i) the Lender shall promptly after its determination of such occurrence give notice thereof to the Borrower; and (ii) to the extent that the costs of such increased capital requirements are not reflected in the then interest rate applicable to the Loans, the Borrower and the Lender shall thereafter attempt to negotiate in good faith, within 30 days following the date the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate the Lender in light of the circumstances. If the Lender and the Borrower are unable to agree to such adjustment within 30 days following the date upon which the Borrower receives such notice, then commencing on the date of such notice (but no earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in the Lender's reasonable determination, provide adequate compensation. The provisions of this Section
2.9.1 shall be applied to the Borrower so as not to discriminate against Borrower vis-a-vis other similarly situated customers of the Lender.

         2.9.2 Other Changes Adverse to Lender. Notwithstanding anything to the contrary stated herein, if any present or future applicable law (which expression, as used in this Agreement, includes statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to the Lender by any central bank or other fiscal, monetary or other authority, whether or not having the force of law) shall (i) subject the Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the maximum amount of the Loans or the payment to the Lender of any amounts due to it hereunder, or (ii) materially change the basis of taxation of payments to the Lender of the principal or the interest on or any other amounts payable to the Lender hereunder, or (iii) impose or increase or render applicable any special or supplemental special deposit or reserve or similar requirements or assessment against assets held by, or deposits in or for the account of, or any liabilities of, or loans by an office of the Lender in respect of the transactions contemplated herein, or (iv) impose on the Lender any other conditions or requirements with respect to this Agreement, the Revolving Credit Maximum Amount, any Revolving Loan, the Term Loan Maximum Amount or the Term Loan and the result of any of the foregoing is (A) to increase the cost to the Lender of making, funding or maintaining all or any part of the Loans, or (B) to reduce the amount of principal, interest or other amount payable to the Lender hereunder, or (C) to require the Lender to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregoing interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Lender from the Borrower hereunder, then, and in each such case not otherwise provided for hereunder, the Borrower will, upon demand made by the Lender accompanied by calculations thereof in reasonable detail, pay to the Lender such additional amounts as will be sufficient to compensate the Lender for such additional cost, reduction, payment or foregoing interest or other sum, provided that the foregoing provisions of this sentence shall not apply in the case of any additional cost, reduction, payment or foregoing interest or other sum resulting from any taxes charged upon or by reference to the overall net income, profits or gains of the Lender.

2.10     Fees and Charges.

         2.10.1 Unused Commitment Fee. The Borrower shall pay to the Lender a commitment fee, payable quarterly in arrears on the last Business Day of each fiscal quarter (or portion thereof) of the Borrower, equal to three-quarters of one percent (0.75%) per annum of the Average Unused Commitment during such quarter. In addition, for any quarterly period during which the Averaged Unused Commitment exceeds 75% of the total available facility, a surcharge equal to an additional one-quarter of one percent (.25%) per annum of the Average Unused Commitment shall be payable by the Borrower to the Lender.

         2.10.2 Reserve Charge. The Borrower shall pay to the Lender the Reserve Charge, if any, with respect to LIBOR Amounts of the Loans outstanding from time to time on the dates interest is payable on such LIBOR Amounts.

         2.10.3 Letter of Credit Fee. A Letter of Credit fee shall be payable quarterly on each outstanding standby Letter of Credit at a rate per annum equal to the Applicable LIBOR Margin applicable to Revolving Loans then in effect multiplied by the Stated Amount of such Letter of Credit, along with such issuance, documentary processing and other fees as are customarily charged by Lender on standby letters of credit. In the event that additional lenders are added to the credit facility, the Borrower shall, in addition to and not in lieu of any other fees payable hereunder, pay to the Lender, as the issuing bank, a fronting fee equal to one-quarter of one percent (0.25%) multiplied by the Stated Amount of each standby Letter of Credit. Fees assessed under this Subsection 2.10.3 shall be payable by the Borrower on the last Business Day of each fiscal quarter of the Borrower during which any Letter of Credit is outstanding.

         2.10.4 Closing Fee. The Borrower shall pay to the Lender a closing fee equal to one and one-quarter percent (1.25%) multiplied by the sum of (i) the Revolving Loan Commitment and (ii) the Term Loan Commitment. The closing fee shall be earned and payable in full to the Lender on the Closing Date.

         2.10.5 Agent's Fee. From and after the date, if any, on which an additional lender is first added to the credit facilities made available hereunder, the Borrower shall pay to the Lender, for the Lender's account in its capacity as agent hereunder, an Agent's Fee of $7,500 per annum for each additional lender. The Agent's Fee shall be payable quarterly in advance on the last Business Day of each fiscal quarter of the Borrower.

         2.10.6 Other Customary Charges. The Borrower shall pay to the Lender any and all reasonable charges customarily made by the Lender against borrowers generally.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Agreement and the other Loan Documents to which it is a party, and make the Loans hereunder and issue the Letters of Credit, the Borrower hereby represents, warrants and covenants to the Lender as follows:

3.1 Organization and Qualification. The Borrower and each other member of the Borrower Affiliated Group (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as indicated on Exhibit B hereto; (ii) has all requisite corporate power and authority to own its property and conduct its business as now conducted and as presently contemplated; and (iii) is duly qualified and in good standing in the jurisdictions indicated on Exhibit B hereto and each other jurisdiction where the nature of its properties or its business (present or proposed) requires such qualification, except where the failure to so qualify could not reasonably be expected to have a material adverse effect on the assets, liabilities, properties, income, financial condition, business or prospects of the Borrower Affiliated Group taken as a whole. Since the date of the Initial Financial Statement, the Borrower and each other member of the Borrower Affiliated Group has continued to engage in substantially the same business as that in which it was then engaged and is engaged in no unrelated business.

3.2 Corporate Authority; Non-Contravention. The execution, delivery and performance of the Loan Documents and the transactions and other documents contemplated hereby and thereby are within the corporate power and authority of the Borrower and each other member of the Borrower Affiliated Group, and have been authorized by all necessary corporate proceedings. Said execution, delivery and performance do not and will not (a) contravene any provision of the organizational or charter documents or by-laws of the Borrower or any other member of the Borrower Affiliated Group, or any law, rule or regulation applicable to the Borrower or any other member of the Borrower Affiliated Group, or (b) contravene any provisions of or a default or event of default under any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to the Borrower or such other member of the Borrower Affiliated Group (except to the extent that a waiver, consent or approval has been obtained and remains in effect with respect to such terms and provisions and has been delivered to the Lender), or constitute a Default or Event of Default hereunder or (c) result in the creation, other than in favor of the Lender, of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of the Borrower or any other member of the Borrower Affiliated Group. The only material contracts of any member of the Borrower Affiliated Group are the Leases, the Purchase Documents and the Sale Leaseback Documents, and the execution, delivery and performance of the Loan Documents do not require any consent under or contravene any provision of any of such Leases, Purchase Documents or Sale Leaseback Documents.

3.3 Valid Obligations; Approvals and Consents. This Agreement has been duly executed and delivered to the Lender by the Borrower. Each of the Loan Documents to which the Borrower or any other member of the Borrower Affiliated Group is or is to become a party, when executed and delivered by the Borrower or such other member of the Borrower Affiliated Group shall constitute a legal, valid and binding obligation of the Borrower and such other members of the Borrower Affiliated Group enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency or similar laws of general application relating to enforcement of creditors' rights generally, and (ii) general principles of equity, whether applied in a proceeding in equity or at law. The execution, delivery and performance of the Loan Documents and other documents contemplated hereby and thereby, and the consummation of the transactions contemplated by such Loan Documents and such other documents, do not require any approval or consent of, or filing or registration with, any person or entity except the recordation of the Fee and Leasehold Mortgages, and filings under the Uniform Commercial Code and with the Patent and Trademark Office, in connection with the Collateral.

3.4 Title to Properties; Absence of Liens. The Borrower and each other member of the Borrower Affiliated Group has good and marketable title to all of its properties, assets and rights of every name and nature now purported to be owned by it, which properties, assets and rights include all those necessary to permit the Borrower and each other member of the Borrower Affiliated Group to conduct its business as such business was conducted on the date of the Initial Financial Statement, free from all liens, charges and encumbrances whatsoever except for insubstantial and immaterial defects in title in connection with any owned Real Property and except for liens, charges or encumbrances permitted under Section 5.6.

3.5 Compliance. The Borrower and each other member of the Borrower Affiliated Group (i) has all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations and other rights and privileges (including without limitation patents, trademarks, trade names and copyrights) to allow it to own its properties material to its business and operate its business without any material violation of law or the rights of others, (ii) is duly authorized, qualified and licensed under and in compliance with all applicable laws, regulations, authorizations and orders of public authorities which are material to its business (including, without limitation, such laws relating to hazardous materials, hazardous waste, oil, and protection of the environment and laws relating to ERISA or to employee benefit plans generally), and (iii) has performed all obligations required to be performed by it under, and is not in default under or in violation of, its charter or by-laws, or any material agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking to which it is a party or by which any of it or any of its properties are bound. Neither the Borrower nor any other member of the Borrower Affiliated Group has received any notice by any governmental authority or third party with respect to the generation, storage, or disposal or release or threat of release of hazardous substances, hazardous materials, or oil, or with respect to any violation of any federal, state or local environmental, health or safety statute or regulation.

3.6 Financial Statements. The Borrower has furnished to the Lender the Consolidated and Consolidating balance sheet of the Borrower Affiliated Group as of December 31, 2002 and the related Consolidated and Consolidating statements of earnings and retained earnings and cash flows for the fiscal year then ended (the "Annual Financials"), which were prepared in accordance with GAAP, and audited and certified by KPMG, LLP and such financial statements fairly present the Consolidated and Consolidating financial position of the Borrower Affiliated Group as at the close of business on such date and the results of its operations for the fiscal year then ended. The Borrower has also furnished to the Lender the Consolidated and Consolidating unaudited balance sheet and statement of income for the Borrower Affiliated Group as at September 30, 2003 and for the fiscal quarter then ended (together with the Annual Financials, the "INITIAL FINANCIAL STATEMENT"), which was prepared in accordance with GAAP and certified by the chief financial officer of the Borrower and such financial statements fairly present the financial position of the Borrower Affiliated Group as at the close of business on such date and the results of its operations for the fiscal quarter then ended, subject only to normal year-end audit adjustments, none of which will be materially adverse. The Borrower has also furnished to the Lender the most recent management letter provided to the Borrower by its accountants. In addition, the Borrower has furnished to the Lender pro forma projections for the Borrower Affiliated Group (after giving effect to the Harken Acquisition and the Sale Leaseback) for each calendar year ending December, 2003 through and including December, 2007, all prepared in accordance with GAAP on a basis consistent with the financial statements required by Section 5.1. Such projections were made in good faith and based on assumptions which the Borrower and each member of the Borrower Affiliated Group believes were reasonable when made. On the date hereof, neither the Borrower nor any member of the Borrower Affiliated Group has any Indebtedness or other liabilities (other than trade indebtedness incurred in the ordinary course of business consistent with past practices), whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not set forth on Exhibit B hereto. Since the date of the Initial Financial Statement, there have been no material adverse changes, individually or in the aggregate, in the assets, liabilities, properties, income, financial condition, business or prospects of any member of the Borrower Affiliated Group, except as set forth on Exhibit B hereto.

3.7 Events of Default; Solvency. As of the date of this Agreement, no Default or Event of Default exists and neither the Borrower nor any other member of the Borrower Affiliated Group is, or immediately after giving effect to the consummation of the Loans will be, Insolvent.

3.8 Taxes. The Borrower and each other member of the Borrower Affiliated Group has filed all federal, state and other tax returns required to be filed for all Taxes, and has paid (or has established adequate reserves in accordance with GAAP for the payment of) all Taxes, assessments and other such governmental charges due from Borrower or such other member of the Borrower Affiliated Group. Neither Borrower nor any other member of the Borrower Affiliated Group has executed any waiver that would have the effect of extending the applicable statute of limitations in respect of any Tax.

3.9 Labor Relations; Litigation. Neither Borrower nor any other member of the Borrower Affiliated Group is engaged in any unfair labor practice and, except as set forth on Exhibit B attached hereto, there is no litigation, proceeding, governmental investigation (administrative or judicial) or labor dispute, pending or, to the best knowledge of Borrower and each other member of the Borrower Affiliated Group, threatened against Borrower or any other member of the Borrower Group, which, if adversely determined, could have a material adverse effect on the assets, liabilities, properties, income, financial condition, business or prospects of the Borrower Affiliated Group taken as a whole, or on the ability of the Borrower Affiliated Group taken as a whole to perform its obligations under the Security Documents or under any other agreement or document contemplated hereby or thereby, nor is any substantial basis for any such litigation or labor dispute known to exist.

3.10 Dormant Subsidiaries. Each of the Dormant Subsidiaries conducts no business operations and has no assets or liabilities, except as are specifically disclosed on Exhibit B attached hereto.

3.11 Contracts with Affiliates, Etc. Except as disclosed on Exhibit B attached hereto, and except for agreements or transactions (in each case) in the ordinary course of business and on an arm's-length basis, no member of the Borrower Affiliated Group is a party to or otherwise bound by any agreements, instruments or contracts (whether written or oral) with any Affiliate, except for any such agreement, instrument or contract (other than an agreement, instrument or contract with respect to Indebtedness for borrowed money) as would not materially and adversely affect the assets, liabilities, properties, income, financial condition, business or prospects of such member of the Borrower Affiliated Group.

3.12 Disclosure. No representation or warranty made by the Borrower in this Agreement, any other Loan Document or in any other agreement, instrument, document, certificate, statement or letter furnished to the Lender by or on behalf of the Borrower or any other member of the Borrower Affiliated Group, and no other factual information heretofore or contemporaneously furnished by or on behalf of the Borrower or any other member of the Borrower Affiliated Group to the Lender in connection with any of the transactions contemplated by any of the Loan Documents contains (as of the date given) any materially untrue statement of fact or omits to state a fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances in which they are made. Except as disclosed herein or in the other Loan Documents, there is no fact known to any member of the Borrower Affiliated Group which materially and adversely affects, or which would in the future could materially adversely affect, the assets, liabilities, properties, income, financial condition, business or prospects of such member of the Borrower Affiliated Group.

3.13 Collateral. All of the Obligations of the Borrower and each member of the Borrower Affiliated Group to the Lender under or in respect of the Loan Documents will, at all times from and after the execution and delivery of each of the Security Documents, be entitled to the benefits of and be secured by each of such Security Documents to the extent provided therein.

3.14 Subsidiaries. As of the date hereof, no member of the Borrower Affiliated Group has any Subsidiaries or business divisions except as set forth on Exhibit B hereto with respect to each such member of the Borrower Affiliated Group.

ARTICLE 4. CONDITIONS OF LOANS.

4.1 Conditions to Initial Revolving Loan, the Term Loan and the Initial Letter(s) of Credit. The obligation of the Lender to make the initial Revolving Loan and the Term Loan, and to issue the initial Letter of Credit, is subject to the fulfillment to the satisfaction of the Lender on the date hereof of the following conditions precedent:

         4.1.1 The Lender shall have received all of the agreements, documents, instruments, certificates and opinions listed or described on the Closing Agenda attached hereto as Exhibit G, in form and substance satisfactory to the Lender, and duly executed and delivered by the parties thereto, along with such additional instruments, certificates, opinions and other documents as the Lender shall reasonably request, and all necessary actions shall have been taken by the Borrower and each other member of the Borrower Affiliated Group to grant the Lender a perfected, first-priority security interest in the Collateral, including, without limitation, the filing of UCC-1 financing statements in the appropriate jurisdictions.

         4.1.2 Each of the representations and warranties made by or on behalf of the Borrower and each other member of the Borrower Affiliated Group herein shall be true and accurate on and as of the date made and as of the date that any such Loan or Letter of Credit is to be made or issued (except for those representations and warranties that expressly relate only to a particular point in time, in which case such representations and warranties shall have been accurate at such time), the Borrower shall have performed and complied with all covenants and conditions required herein to be performed or complied with by it prior to the making of the Initial Revolving Loan or the Term Loan, or the issuance of the Initial Letter(s) of Credit, and no Default or Event of Default shall have occurred and be continuing, or would result from the making of the Initial Revolving Loan or the Term Loan, or the issuance of the Initial Letter(s) of Credit, or the transactions contemplated hereby.

4.2 Conditions to all Loans. The obligation of the Lender to make any Revolving Loan or the Term Loan, or issue any Letter of Credit, is subject to the fulfillment to the satisfaction of the Lender immediately prior to or contemporaneously with each such Loan of each of the following conditions: (i) the representations and warranties contained herein or otherwise made in writing by or on behalf of the Borrower and each member of the Borrower Affiliated Group pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects at the time of each such Loan (except for those representations and warranties that expressly relate only to a particular point, in which case such representations and warranties shall have been accurate at such time) with and without giving effect to the Loan to be made, or the Letter of Credit to be issued, at such time and the application of the proceeds thereof, (ii) no Default or Event of Default shall be continuing or result from the making of such Loan or the issuance of such Letter of Credit, (iii) no material adverse change in the assets, liabilities, properties, income, financial condition, business or prospects of any member of the Borrower Affiliated Group shall have occurred since the date of the Initial Financial Statement, and (iv) no change in applicable law or regulation shall have occurred as a consequence of which it shall have become and continue to be unlawful for the Lender or the Borrower or any other member of the Borrower Affiliated Group to perform any of its respective agreements or obligations under any Security Document to which it is a party or otherwise adversely affecting the Lender or the Borrower.

ARTICLE 5. COVENANTS. Until the later of (i) termination of this Agreement and
(ii) such time as there is no Obligation of the Borrower or the other members of the Borrower Affiliated Group that remains outstanding, the Borrower, and to the extent referred to therein (including to the extent the Borrower has agreed to cause the members of the Borrower Affiliated Group to comply) each other member of the Borrower Affiliated Group, hereby jointly and severally covenants to the Lender that:

5.1 Financial Statements and Other Reporting Requirements. The Borrower shall furnish to Lender:

         (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower Affiliated Group, a Consolidated and Consolidating balance sheet of the Borrower Affiliated Group as at the end of, and related Consolidated and Consolidating statement of income, retained earnings and cash flow for, such fiscal year prepared in accordance with GAAP and, in the case of such Consolidated financial statements only, certified by independent certified public accountants satisfactory to Lender that such statements present fairly the financial position of the members of the Borrower Affiliated Group prepared in accordance with GAAP applied in a manner consistent with past practices; and concurrently with such financial statements, a written statement by such independent certified public accountants that, in the making of the audit necessary for their report and opinion upon such Consolidated and Consolidating financial statements, they have obtained no knowledge of any Default or Event of Default under Sections 5.9, 5.10 or 5.16 hereof, or, if in the opinion of such accountant such Default or Event of Default exists, they shall disclose in such written statement the nature and status thereof;

         (b) a soon as available, but in any event within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower Affiliated Group, the Consolidated and Consolidating balance sheet of the Borrower Affiliated Group as at the end of, and related Consolidated and Consolidating statements of income, retained earnings and cash flow for, the portion of the year then ended and for the fiscal quarter then ended, prepared in accordance with GAAP applied in a manner consistent with the audited financial statements required by Section 5.1(a) above (subject to normal year-end audit adjustments, none of which shall be materially adverse) and certified pursuant to the report to be delivered to Lender under Section 5.1(e) below;

         (c) a soon as available, but in any event within 30 days after the end of each fiscal month of each fiscal year of the Borrower Affiliated Group, the Consolidated and Consolidating balance sheet of the Borrower Affiliated Group as at the end of, and related Consolidated and Consolidating statements of income, retained earnings and cash flow for, the portion of the year then ended and for the fiscal month then ended, prepared in accordance with GAAP applied in a manner consistent with the audited financial statements required by Section 5.1(a) above (subject to normal year-end audit adjustments, none of which shall be materially adverse);

         (d) promptly as they become available, a copy of each report (including any so-called management letters) submitted to any member of the Borrower Affiliated Group by independent certified public accountants in connection with each Consolidated and Consolidating annual audit of the books of any member of the Borrower Affiliated Group, or to all or any combination of such members of the Borrower Affiliated Group, by such accountants or in connection with any interim audit thereof pertaining to any phase of the business of all or any members of the Borrower Affiliated Group;

         (e) concurrently with each delivery of each Consolidated and Consolidating financial statements pursuant to Subsection 5.1(a) and Subsection 5.1(b) of this Section 5.1, a report signed on behalf of the chief financial officer of the Borrower in substantially the form of Exhibit E hereto (each, a "CFO REPORT"), and including, without limitation, computations in reasonable detail evidencing compliance with the covenants contained in Subsections 5.16(a) through 5.16(e), inclusive;

         (f) on or before the 30th day prior to the commencement of each fiscal year of the Borrower Affiliated Group, a Consolidated and Consolidating pro forma forecast and business plan for the Borrower Affiliated Group for such fiscal year (including, without limitation, a Consolidated and Consolidating pro forma balance sheet and related Consolidated and Consolidating statements of income, retained earnings and cash flow, along with any material reforecasts or amended business plan prepared at any time during such fiscal year);

         (g) promptly after obtaining knowledge of the existence thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default, together with the nature and duration thereof and the action proposed to be taken with respect thereto, (ii) the occurrence of any condition or event with respect to the Borrower or any member of the Borrower Affiliated Group or any Affiliate which could be expected to constitute a material adverse change in or to have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower Affiliated Group taken as a whole, together with a description of the nature and duration thereof and the action proposed to be taken with respect thereto, (iii) any litigation or any investigative proceedings of a governmental agency or authority commenced or threatened against the Borrower or any member of the Borrower Affiliated Group, any Affiliate or any Plan which could be expected to have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower Affiliated Group taken as a whole, or the issuance of any judgment, award, decree, order or other determination in or relating to any such litigation or proceedings, (iv) the occurrence of a reportable event (as defined in ERISA) or any communications to, or receipt of communications from, the PBGC, the United States Department of Labor or the IRS by the Borrower or any member of the Borrower Affiliated Group or any Affiliate relating to any Plan, along with copies of all such communications relating to any matter which, if adversely determined, could reasonably be expected to have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower Affiliated Group taken as a whole, (v) the adoption by the Borrower or any member of the Borrower Affiliated Group of any stock option or executive compensation plan, whether or not subject to ERISA, and any Plan subject to ERISA, or the substantial modification of any such plan, along with the vesting and funding schedules and other principal provisions thereof, and (vi) any communications given or received by the Borrower or any member of the Borrower Affiliated Group in any way relating to compliance with, any violation or potential violation of, or any potential liability under, any environmental law or regulation (including those relating to pollution control, hazardous materials and hazardous wastes), along with copies of all such communications to the extent such communication relates to any matter which, if adversely determined, could reasonably be expected to have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower Affiliated Group taken as a whole; and

         (h) from time to time, such other financial data and other information or documents (financial or non-financial) relating to the Borrower Affiliated Group as the Lender may reasonably request.

5.2 Conduct of Business. The Borrower will, and will cause each other member of the Borrower Affiliated Group to, maintain its corporate existence, continue to have a fiscal year ending December 31 of each year (unless otherwise agreed to by the Lender) and remain or engage in substantially the same business as that in which it is now engaged, and will, and will cause each member of the Borrower Affiliated Group to, duly observe and comply in all material respects with all applicable laws and all requirements of any governmental authorities relative to it, its assets or to the conduct of its business, including laws relating to the environment, pollution control, hazardous materials and hazardous waste and will, and will cause each member of the Borrower Affiliated Group to, maintain and keep in full force and effect all licenses and permits necessary in any material respect to the proper conduct of its business. Notwithstanding any other provision of this Agreement or any other Loan Document, the Borrower will not permit, and will not permit any member of the Borrower Affiliated Group to permit, any of the Dormant Subsidiaries to conduct any business operations or to won, lease or hold any assets or properties, and the Borrower will not, and will not permit any other member of the Borrower Affiliated Group to, make any investments in, loan to or Restricted Payment to any Dormant Subsidiary.

5.3 Maintenance and Insurance. The Borrower will, and will cause each member of the Borrower Affiliated Group to, maintain and keep its properties in good repair, working order and condition (normal wear and tear excepted) so that its business may be properly and advantageously conducted at all times, and will comply with the provisions of all material Leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereof or thereunder. The Borrower at all times will maintain, and will cause each member of the Borrower Affiliated Group to maintain, insurance with such insurance companies, in such amounts against such hazards and liabilities and for such purposes as is customary in the industry for companies of established reputation engaged in the same or similar businesses and owning or operating similar properties. The Lender shall be named as loss payee, additional insured and mortgagee under each member of the Borrower Affiliated Group's insurance and shall be given 30 days' advance written notice of any cancellation thereof. If the Borrower or any other member of the Borrower Affiliated Group fails to provide such insurance, the Lender, in its sole discretion, may provide such insurance and charge the cost (plus applicable interest) to the Loan Account or to the deposit accounts of the Borrower Affiliated Group with Lender, it being agreed that so long as no Default or Event of Default has occurred and is continuing, the Lender will provide one (1) Business Day's prior notice (orally or in writing) thereof to the Borrower. Upon request of Lender from time to time, the Borrower shall furnish, and shall cause each member of the Borrower Affiliated Group to furnish, to the Lender certificates or other evidence satisfactory to Lender of compliance with the foregoing insurance provisions.

5.4 Taxes. The Borrower will pay or cause to be paid, and will cause each member of the Borrower Affiliated Group to pay or cause to be paid, all Taxes, assessments or governmental charges on or against it or its properties prior to such taxes becoming delinquent, except for any tax, assessment or charge which is being contested in good faith by proper legal proceedings and with respect to which adequate reserves have been established and are being maintained, provided that no enforcement action to enforce a lien has been commenced against the Borrower or any other member of the Borrower Affiliated Group with respect to any such tax, assessment or charge.

5.5 Limitation of Indebtedness. The Borrower will not create, incur, assume or suffer to exist, or in any manner become or be liable directly or indirectly, and will not permit any member of the Borrower Affiliated Group to create, incur, assume, suffer to exist, or in any manner become or be liable directly or indirectly with respect to, any Indebtedness except: (i) the Obligations; (ii) Indebtedness for borrowed money existing on the date of this Agreement and described on Exhibit C hereto; (iii) Indebtedness for the purchase price of capital assets (including Indebtedness under operating leases for machinery and equipment) incurred in the ordinary course of business in an aggregate amount not to exceed $100,000 in any fiscal year, or for Taxes or other charges, in each case subject to the limitations set forth in Sections 5.4 and 5.6, respectively; (iv) Indebtedness incurred under any capital lease, as determined by GAAP, in an aggregate amount not to exceed $500,000, and in any event subject to the limitations set forth in Section 5.6, and

(v) Indebtedness on open account for the purchase price of services, materials and supplies incurred by the Borrower or any other member of the Borrower Affiliated Group in the ordinary course of business (not as a result of borrowing), so long as all of such open account Indebtedness shall be promptly paid and discharged when due or in conformity with customary trade terms and practices, except for any such open account Indebtedness which is being contested in good faith by the Borrower or by such other member of the Borrower Affiliated Group, and as to which adequate reserves as required by GAAP have been established and are being maintained.

5.6 Restrictions on Liens. The Borrower will not, and will not permit any member of the Borrower Affiliated Group to, create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor, ("ENCUMBRANCES") upon or with respect to its property or assets, real or personal, or assign or otherwise convey any right to receive income, except: (i) Encumbrances existing on the date of this Agreement and set forth on Exhibit C hereto; (ii) Encumbrances in favor of the Lender; (iii) Encumbrances securing Indebtedness for the purchase price of capital assets to the extent such Indebtedness is permitted by Section 5.5 (iii) or (iv), provided that (a) each Encumbrance is given solely to secure the purchase price of such property, does not extend to any other property and is given at the time of acquisition of the property, and (b) the Indebtedness secured thereby does not exceed the lesser of the cost of such property or its fair market value at the time of acquisition;
(iv) liens for Taxes, fees, assessments and other governmental charges to the extent that payment of the same is not required in accordance with the provisions of Section 5.4; (v) liens incurred or deposits made by a member of the Borrower Affiliated Group in the ordinary course of the business of such member in connection with workers' compensation, unemployment insurance, social security and other similar laws, or liens of mechanics, laborers, materialmen, carriers and warehousemen arising by operation of law to secure payment for labor, materials, supplies or services incurred in the ordinary course of its business, but only if the payment thereof is not at the time required and such liens do not, individually or in the aggregate, materially detract from the value or limit the use of any property subject thereto; (vi) encumbrances consisting of minor easements, zoning restrictions or other similar restrictions on the use of real property that do not and could not reasonably be expected to (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the respective members of the Borrower Affiliated Group to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use; and (vii) statutory liens of any landlord under the Leases to the extent such liens have not been waived by such landlord.

5.7 Mergers, Acquisitions and Purchases and Sales of Assets The Borrower will not, and will not permit any member of the Borrower Affiliated Group to, consolidate or merge with or into any other Person, acquire the assets or stock, or a division, of any Person or sell, lease, transfer or otherwise dispose of or discount any portion of its assets (including any note, instrument or account), other than (i) the sale of finished goods, (ii) the disposition of scrap, waste and obsolete items in the ordinary course of business, (iii) the

Harken Acquisition, upon terms and conditions satisfactory to the Lender, (iv) the Sale Leaseback, upon terms and conditions satisfactory to the Lender, and
(v) the merger of a member of the Borrower Affiliated Group into (x) the Borrower if no Default or Event of Default has occurred and is continuing or would result from such merger and if the Borrower is the surviving entity, or
(y) any other member of the Borrower Affiliated Group.

5.8 Investments and Loans. The Borrower will not, and will not permit any other member of the Borrower Affiliated Group to, make or have outstanding at any time any investments in or loans to any other Person (other than the existing ownership of equity interests in other members of the Borrower Affiliated Group), whether by way of advance, guaranty, extension of credit, capital contribution, purchase of stocks, notes, bonds or other securities or evidences of Indebtedness, or acquisition of limited or general partnership interests or interests in any limited liability company, or any similar matter, other than:
(i) in direct obligations of the United States of America, maturing within one year of their issuance; (ii) in time certificates of deposit or repurchase agreements, maturing within one year of their issuance, from banks or other financial institutions in the United States having capital, surplus and undivided profits in excess of $200,000,000; (iii) in short-term commercial paper carrying the highest rating by Moody's or Standard and Poor's rating services and issued by corporations headquartered in the United States, in currency of the United States; (iv) in shares of money-market mutual funds having assets in excess of $100,000,000 and substantially all of the assets of which consist of investments referred to in clauses (i) through (iii), inclusive, above; and (v) advances to employees for business related expenses to be incurred in the ordinary course of business and consistent with past practices in an amount not to exceed $250,000 in the aggregate outstanding at any one time, provided that no such advances to any single employee shall exceed $50,000 in the aggregate. The Borrower will not, and will not permit any other member of the Borrower Affiliated Group to, make any investment in or loan any Dormant Subsidiary.

5.9 Restricted Payments. The Borrower will not, and will not permit any other member of the Borrower Affiliated Group to, directly or indirectly (through any Affiliate or otherwise), declare, pay or make any Restricted Payment other than
(i) regular compensation (including reasonable bonuses) paid to its employees in the ordinary course of business and consistent with past practices, (ii) distribution by any member of the Borrower Affiliated Group (other than the Borrower) to the Borrower or to any other member of the Borrower Affiliated Group, and (iii) commencing with the fiscal year of the Borrower ending December 31, 2003, the Borrower may from time to time make repurchases of its common stock in an aggregate amount not to exceed $750,000 in any fiscal year, provided that at the time any such repurchase is proposed to be made, and after giving effect thereto, (i) no Default or Event of Default shall be continuing on or as of such date or shall occur by reason of the making of such repurchase on such date, (ii) the Lender has received from the Borrower a certificate, certified by its chief financial officer, showing in reasonable detail that the Consolidated Leverage Ratio at the end of the fiscal quarter immediately preceding the date of any proposed share repurchase is less than 1.25 to 1.0, based on the annual or quarterly financial statements required to be delivered pursuant to Section 5.1(a) or 5.1(b), as applicable (and after giving effect to such repurchase) and, if Revolving Loan proceeds will be used in connection with such share repurchase, certifying that the Borrower will be solvent after giving effect to the share repurchase (and providing such evidence thereof as the Lender may require), and (iii) the aggregate amount of any such share repurchases during each of the first six (6) fiscal quarters following the Closing Date shall not exceed $300,000 in each such fiscal quarter.

5.10 ERISA Compliance. None of the Borrower, any other member of the Borrower Affiliated Group, any of their respective Affiliates, any Plan and any fiduciary thereof shall (i) engage in any "prohibited transaction" or incur, whether or not waived, any "accumulated funding deficiency" (both as defined in ERISA and the Code, (ii) fail to satisfy any additional funding requirements set forth in
Section 412 of the Code and Section 302 of ERISA, or (iii) terminate or withdraw from participation in any Plan in a manner which could result in the imposition of a lien on any property of, or impose a substantial withdrawal liability on, the Borrower. The Borrower and each Plan shall comply in all material respects with ERISA.

5.11 Inspection by Lender; Books and Records; Accounts. The Borrower will permit, and will cause each other member of the Borrower Affiliated Group to permit, the Lender or its designees, at any reasonable time and from time to time, to visit and inspect the properties of the Borrower and such other members of the Borrower Affiliated Group, and to (i) conduct field audits, provided that prior to the occurrence of a Default or Event of Default, the Lender will not conduct more than two (2) such audits in any year, (ii) examine and make copies of the books and records of the Borrower and such other members of the Borrower Affiliated Group and (iii) discuss the affairs, finances and accounts of the Borrower and such other members of the Borrower Affiliated Group with appropriate officers. The Borrower will keep and shall cause other members of the Borrower Affiliated Group to keep, adequate books and records of account in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP and applicable law. The Borrower will maintain an operating account with the Lender.

5.12 Use of Proceeds. The proceeds of the Term Loan will be used by the Borrower solely for the purpose of (i) refinancing the Borrower's existing Indebtedness to the Lender in the amount of approximately $2,775,000, (ii) to fund a portion of the Harken Acquisition and (iii) to pay fees and closing costs relating thereto. The proceeds of Revolving Loans will be used by Borrower solely for (i) ongoing working capital, (ii) issuance of Letters of Credit (subject to the limitations set forth in Section 2.8), and (iii) maintenance of existing restaurant units, (iv) development and conversion of new restaurant units, (v) share repurchases (subject to the limitations set forth in Section 5.9), (vi) funding a portion of the Harken Acquisition shall not exceed $3,000,000 in the aggregate. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States). Except as set forth in the following sentence, no part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower will be permitted to use proceeds from the Revolving Loans to purchase "margin security" or "margin stock" as such term is used in Regulations U, T or X of the Board of Governors of the Federal Reserve System ("Regulations U, T or X") in connection solely with the repurchase by the Borrower of its common stock pursuant to the terms of Section 5.9, so long as
(i) immediately upon giving effect to the purchase of such "margin security" or "margin stock", there are no violations of any of the so-called margin stock regulations set forth in Regulations U, T or X, and (ii) the Borrower shall complete in all respects any required forms (including, without limitation, Form FR U-1 and amendments thereto), with all attachments thereto (including a then current list of collateral which adequately supports all credit extended hereunder) pursuant to Regulations U, T, or X and deliver such forms in a timely manner to the Lender.

5.13 Transactions with Affiliates. The Borrower will not, and will not permit any other member of the Borrower Affiliated Group to, directly or indirectly, enter into any transaction with any Affiliate except in the ordinary course of business on terms that are no less favorable to the Borrower or such member of the Borrower Affiliated Group than those which might be obtained at the time in a comparable arm's-length transaction with any person who is not an Affiliate.

5.14 No Amendments to Certain Documents. The Borrower will not, and will not permit any other member of the Borrower Affiliated Group to, at any time cause or permit any of the charter documents or other organizational documents of the Borrower or any other member of the Borrower Affiliated Group to be modified, amended or supplemented in any respect whatever without the express prior written agreement, consent or approval of the Lender, except for immaterial changes which could not reasonably be expected to adversely affect the Lender or its rights hereunder.

5.15 Subsidiaries. The Borrower will, and will cause each other member of the Borrowed Affiliated Group to, provide the Lender 30 days' prior written notice of the formation after the date hereof of any Subsidiary. The Borrower will, and will cause each other member of the Borrowed Affiliated Group to, cause any such Subsidiary to engage in the business of conducting branches or divisions of the business now conducted by the member of the Borrower Affiliated Group that is its parent. The Borrower will and shall cause each other member of the Borrower Affiliated Group to, at the direction of the Lender, cause each such Subsidiary to become a party to this Agreement and to such of the Security Documents as the Lender shall require.

5.16 Financial Covenants.

         5.16(a) Maximum Consolidated Leverage Ratio. The Borrower shall not permit the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA to exceed: (i) 2.0 to 1.00 as of the last day of each of the fiscal quarters ending on December 31, 2003, March 31, 2004, June 30, 2004 and September 30, 2004 (as determined at the end of each such fiscal quarter for the four consecutive quarters then ending); and (ii) 1.5 to 1.00 as of the last day of each fiscal quarter ending on or after December 31, 2004 (as determined at the end of each such fiscal quarter for the four quarters then ending).

         5.16(b) Minimum Trailing Four Quarters EBITDA. The Borrower shall not permit Consolidated EBITDA (i) to be less than $6,000,000 as of the last day of each of the fiscal quarters ending on December 31, 2003, March 31, 2004, June 30, 2004 and September 30, 2004 (as determined at the end of each such fiscal quarter for the four consecutive quarters then ending); (ii) to be less than $6,250,000 as of the last day of the fiscal quarter ending on December 31, 2004 (as determined at the end of each such fiscal quarter for the four consecutive quarters then ending); and (iii) to be less than $6,500,000 as at the end of any fiscal quarter thereafter (as determined at the end of each such fiscal quarter for the four consecutive quarters then ending).

         5.16(c) Minimum Consolidated Cash Flow Coverage. The Borrower shall not permit the ratio of Consolidated Cash Flow to Consolidated Financial Obligations to be less than: (i) 1.20 to 1.0 as at the last day of each of the fiscal quarters ending on December 31, 2003, March 31, 2004, June 30, 2004 and September 30, 2004 (as determined at the end of each such fiscal quarter for the four consecutive fiscal quarters then ending); and (ii) 1.40 to 1.0 as at the end of any fiscal quarter thereafter (as determined at the end of each such fiscal quarter for the four consecutive fiscal quarters then ending).

         5.16(d) Consolidated EBITDAR/Consolidated Financial Obligations Plus Rental Expense. Commencing with the fiscal quarter of the Borrower Affiliated Group ending on December 31, 2003, the Borrower shall not permit the ratio of
(a) Consolidated EBITDAR for any period of four consecutive fiscal quarters to
(b) Consolidated Financial Obligations plus rental expense (including all, if any, percentage rent and other monetary obligations under each real property Lease to which any member of the Borrower Affiliated Group is a party) for such four-quarter period to be less than 1.50 to 1.00.

         5.16(e) Maximum Consolidated Capital Expenditures. The Borrower shall not permit the amount of Consolidated Capital Expenditures in any period to exceed the lesser of (a) the amount specified opposite such period in the table set forth below and (b) an amount, to be recalculated by the Borrower quarterly, which, when added to current Consolidated Funded Indebtedness, would result in a Consolidated Leverage Ratio less than or equal to the maximum ratio permitted under Subsection 5.16(a); provided, however, that with respect to the maximum amounts reflected in the table set forth below, in any given fiscal year up to 25% of the unused portion of such amount may be carried over to the next fiscal year, subject in all cases to the restriction set forth in clause (b) above.

---------------------------------------------- ---------------------------
                  PERIOD                               MAXIMUM AMOUNT
---------------------------------------------- ---------------------------
    Fiscal Year 2003 and Thereafter                     $2,600,000
---------------------------------------------- ---------------------------

5.17 Limitation on Commitments to Develop New Restaurant Units. Notwithstanding anything to the contrary stated in this Agreement, the Borrower shall refrain, and shall cause each other member of the Borrower Affiliated Group to refrain, from making capital expenditures for, or from any entering into any legal commitment to, develop any new restaurant unit at any time when either or both of the following conditions shall exist: (a) more than 10% of the operating restaurant units then open for a period of 120 days or more have trailing four-quarter negative cash flow (or, with respect to any such unit open for at least 120 days but less than four complete fiscal quarters, has negative cash flow as measured from the date of opening), or (b) the Consolidated Leverage Ratio calculated most recently pursuant to Subsection 5.16(a) above is equal to or greater than 1.25 to 1.0.

5.18 Environmental Indemnification. The Borrower covenants and agrees that it will, and will cause each other member of the Borrower Affiliated Group to, indemnify and hold the Lender harmless from and against any and all claims, expense, damage, loss or liability incurred by the Lender in connection with environmental matters with respect to the Real Properties, except those arising from the gross negligence or willful misconduct of Lender. It is expressly acknowledged by the Borrower that the foregoing indemnification shall survive any foreclosure or any modification, release or discharge of any or all of the Security Documents or the payment of the Loans or the Letters of Credit, and shall inure to the benefit of the Lender and its respective successors and assigns. The obligations under this Section 5.18 shall constitute "Obligations" for all purposes of the Security Documents.

5.19. Leases. The Borrower shall, and shall cause each other member of the Borrower Affiliated Group to, use its best efforts to cause the landlord of any Real Property leased by the Borrower or such other member of the Borrower Affiliated Group which contains books and records of the Borrower or any other member of the Borrower Affiliated Group, or any Collateral having an aggregate value in excess of $50,000, to deliver to the Lender, at the option of the Lender, a Landlord Waiver simultaneously with the execution of any Lease of such Real Property.

5.20 Further Assurances. The Borrower shall, and shall cause each other member of the Borrower Affiliated Group to, do, make, execute and deliver all such additional and further acts, things, assurances, and instruments as the Lender may reasonably require more completely to vest in and assure to the Lender its rights hereunder and under the other Security Documents, in the Collateral and to carry into effect the provisions and intent of this Agreement and the other Security Documents.

5.21 Mortgages. The Borrower shall, and shall cause each other member of the Borrower Affiliated Group, to grant, make, execute and deliver first priority Leasehold Mortgages on the following properties at any time after the Closing Date at the Lender's sole discretion and shall, and shall cause each other member of the Borrower Affiliated Group, to do all things and deliver all documents, instruments and certificates requested by the Lender in its sole discretion in connection therewith: (a) 915 Highway 96 South, Silsbee, TX; (b) 3100 Highway 365-172, Port Arthur, TX; (c) 4058 Ryan Street, Lake Charles, LA;
(d) 5898 Eastex Frwy., Beaumont, TX; and (e) 6420 Phelan, Beaumont, TX.

ARTICLE 6. EVENTS OF DEFAULT; LENDER'S RIGHTS.

6.1 Events of Default. The following shall constitute events of default (individually, an "EVENT OF DEFAULT"):

         (a) the Borrower shall fail to pay (i) any amount of principal of any Loans when due or (ii) any amount of interest thereon or any fees or expenses payable hereunder or under any Note or any other Security Document within 3 days after the due date therefor; or

         (b) the Borrower or any other member of the Borrower Affiliated Group shall fail to perform, comply with or observe or shall otherwise breach any one or more of the terms, obligations, covenants or agreements contained in Sections 5.1, 5.2, 5.3 (with respect to maintenance of insurance only), 5.5 through 5.9, inclusive, 5.11 through 5.20, inclusive or Section 8.4; or

         (c) the Borrower or any other member of the Borrower Affiliated Group shall fail to perform, comply with or observe or shall otherwise breach any one or more of the terms, covenants, obligations or agreements (other than in respect of subsections 6.1(a) and (b) hereof) contained in this Agreement or in any other Security Document and such failure shall continue for 30 days; or

         (d) any representation or warranty of the Borrower or any other member of the Borrower Affiliated Group made in any Security Document or any other documents or agreements executed in connection with the transactions contemplated by this Agreement or in any certificate delivered hereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

         (e) the Borrower or any other member of the Borrower Affiliated Group shall fail to pay at maturity, or within any applicable period of grace (not to exceed 30 days), any obligations for borrowed monies or advances (other than advances deemed to be made from trade creditors in the ordinary course of business) in excess of $100,000, or fail to observe or perform any term, covenant or agreement evidencing or securing such obligations for borrowed monies or advances (other than advances deemed to be made from trade creditors in the ordinary course of business) in excess of $100,000, the result of which failure is to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity upon delivery of required notice, if any, or to permit any party to any agreement evidencing such obligations to terminate or cancel such agreement; or

         (f) the Borrower or any other member of the Borrower Affiliated Group shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due or be deemed unable to pay its debts as they fall due or admit its inability to pay its debts as they fall due or a moratorium shall be declared in respect of its indebtedness, (iii) make a general assignment for the benefit of its creditors or composition or arrangement with its creditors generally, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code (as now or hereafter in effect) or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing,
(viii) be Insolvent, or (ix) pass any board resolution or take any corporate action for the purpose of effecting any of the foregoing; or

         (g) a proceeding or case shall be commenced, without the application or consent of the Borrower or other member of the Borrower Affiliated Group in any court of competent jurisdiction, or a petition shall be presented or meeting convened or application or order made or meeting convened to pass a resolution or a resolution is passed seeking or regarding (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator, administrator, administrative receiver or the like of it or of all or any substantial part of its assets or the making of an administration order, or
(iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code (as now or hereafter in effect), against the Borrower or any other member of the Borrower Affiliated Group; or action under the laws of the jurisdiction of incorporation or organization of the Borrower or any other member of the Borrower Affiliated Group similar to any of the foregoing shall be taken with respect to the Borrower or any such member of the Borrower Affiliated Group and shall continue unstayed and in effect for any period of 60 days; or

         (h) judgments or orders for the payment of money shall be entered against the Borrower or any other member of the Borrower Affiliated Group by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any other member of the Borrower Affiliated Group, that in the aggregate exceed $100,000 in value (except to the extent fully covered by insurance and the insurance carrier has not reserved the right to disallow such claim) and such judgments, orders, warrants or process shall continue undischarged or unstayed for 30 days; or

         (i) the Borrower, any other member of the Borrower Affiliated Group shall fail to pay when due an aggregate amount in excess of $100,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower or any other member of the Borrower Affiliated Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Borrower or any other member of the Borrower Affiliated Group and such proceedings shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

         (j) the Borrower or any other member of the Borrower Affiliated Group shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than 30 days, or the Borrower or any other member of the Borrower Affiliated Group shall be indicted for a state or federal crime, or any criminal action shall otherwise have been brought against the Borrower or any other member of the Borrower Affiliated Group, a punishment for which in any such case could reasonably be expected to include forfeiture of any assets of the Borrower Affiliated Group having a fair market value in excess of $100,000; or

         (k) there shall occur any material damage to, or loss, theft or destruction of, any Collateral which is not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than 45 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any other member of the Borrower Affiliated Group if such event or circumstance is not covered by business interruption insurance and could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, operations or prospects of the Borrower Affiliated Group taken as a whole; or

         (l) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired if such loss, suspension, revocation or failure to renew could reasonably be expected to have a material adverse effect on the business, financial condition, assets, operations or prospects of the Borrower Affiliated Group taken as a whole; or

         (m) any covenant, agreement or obligation of the Borrower or any other member of the Borrower Affiliated Group contained in or evidenced by any Security Document to which the Borrower or such member of the Borrower Affiliated Group is a party shall, prior to the date on which such document shall terminate with the express prior written agreement, consent or approval of the Lender, cease in any material respect to be legal, valid, binding or enforceable in accordance with the terms thereof; or

         (n) any Security Document shall be canceled, terminated, revoked or rescinded (or any notice of such cancellation, termination, revocation or rescission given) otherwise than with the express prior written agreement, consent or approval of the Lender; or any action at law, suit in equity or other legal proceeding to cancel, revoke, or rescind any Security Document shall be commenced by or on behalf of the Borrower or any other member of the Borrower Affiliated Group, or by any court or any other governmental or regulatory authority or agency of competent jurisdiction; or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or more of the Security Documents or any one or more of the obligations of the Borrower or any other member of the Borrower Affiliated Group under any one or more of the Security Documents are illegal, invalid or unenforceable in accordance with the terms thereof; or

         (o) (i) any Person or "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) of Persons acting in concert as a partnership or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the "beneficial owner" (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of the Borrower representing 30% or more of the combined voting power of the then outstanding securities of the Borrower ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; provided, however, that if a "group" referred to in this clause (i) includes David Neirenberg, in such case an Event of Default shall occur if such "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) of Persons acting in concert as a partnership or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the "beneficial owner" (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of the Borrower representing 35% or more of the combined voting power of the then outstanding securities of the Borrower ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; (ii) the board of directors of the Borrower shall cease to consist of a majority of the individuals who constituted the board of directors as of the date hereof or who shall have become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the board of directors of the Borrower as of the date hereof; or (iii) any change in equity ownership of any member of the Borrower Affiliated Group other than the Borrower, except as may be expressly permitted by Section 5.7; or

         (p) any default or event of default shall occur under any of the Sale Leaseback Documents.

6.2 Lender's Rights. If an Event of Default shall occur and be continuing, the Lender may, at its option, (i) declare any or all of the Obligations of the Borrower to the Lender to be immediately due and payable without further notice or demand, whereupon the same shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (ii) limit, suspend or terminate the Borrower's right to borrow hereunder, and (iii) exercise any rights and remedies under the Security Documents and law; provided that in the event of any Event of Default specified in Subsections 6.1(f) or 6.1(g), all Obligations shall become immediately due and payable automatically and without any requirement of notice from the Lender or action by the Lender.

ARTICLE 7. SET OFF; PARTICIPATIONS.

7.1. Right of Set Off. If an Event of Default shall have occurred, and while it is continuing, any deposits or other sums at any time credited by or due from the Lender or any entity under the control of Fleet Financial Group, Inc. to the Borrower may, without demand or notice (any such demand or notice being expressly waived hereby) and to the fullest extent permitted by law and without regard to any source of payment whatsoever, at any time be applied to or set off against Obligations on which the Borrower is primarily liable and may at or after the maturity thereof be applied to or set off against Obligations on which the Borrower is secondarily liable, and advice thereof shall thereafter be given to the Borrower's chief financial officer.

7.2 Rights of Participants. For so long as any Obligation remains outstanding, the Borrower offers to any financing institution which may consider investing or participating in the Loans (each such financing institution being referred to in this subsection as a "PARTICIPANT") the right to rely upon all of the representations, warranties, covenants and other provisions of this Agreement, the Notes and the other agreements, instruments and documents referred to herein or contemplated hereby in making such investment or participation. The Borrower agrees the decision of any Participant to invest or participate in the Loans shall constitute an acceptance of such offer and shall make the Participant a creditor of the Borrower and each other member of the Borrower Affiliated Group. Any Participant may exercise the rights of set-off granted to the Lender in this
Article 7 with respect to any outstanding indebtedness of the Borrower or any other member of the Borrower Affiliated Group to such Participant hereunder in accordance with Lender's customary practice.

ARTICLE 8.  MISCELLANEOUS PROVISIONS.

8.1 Written Notices. Except as otherwise provided herein or in any other Loan Document with respect to oral notice, any notices to any party hereto shall be deemed to have been given when delivered by hand, when sent by telecopier, when delivered to any overnight delivery service freight pre-paid or when sent by certified or registered mail and receipt thereof has been acknowledged (or rejected), and addressed to such party at its address set forth below.

If to the Borrower, to                      with a copy to:

Mexican Restaurants, Inc.                   DiCecco, Fant & Burman
1135 Edgebrook                              1900 West Loop, Suite 1100
Houston, TX 77034-1899                      Houston, TX  77027
Attn:  Andrew Dennard                       Attn: Arthur Fant, Esq.


If to the Lender, to                        with a copy to:

Fleet National Bank                         Goulston & Storrs, P.C.
100 Federal Street                          400 Atlantic Avenue
Mail Stop:  MA DE 10008H                    Boston, MA 02110-3333
Boston, MA 02110                            Attn: Philip A. Herman, Esq.
Attn:  Alexandra A. Burke


Any notice, unless otherwise specified, must be given in writing. Any party may change its address for such notices to such other address in the United States as the addressee shall have specified by written notice given as set forth above. All periods of notice shall be measured from the deemed date of delivery.

8.2 No Waivers. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

8.3 GOVERNING LAW. THIS AGREEMENT AND THE OTHER SECURITY DOCUMENTS SHALL BE DEEMED TO BE CONTRACTS MADE UNDER SEAL AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REGARD TO CONFLICTS OF LAWS RULES). ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OBLIGATION MAY BE INSTITUTED IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR OF THE UNITED STATES OF AMERICA FOR THE DISTRICT OF MASSACHUSETTS, AND THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF EACH SUCH COURT IN ANY SUCH ACTION OR PROCEEDING; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT LIMIT THE LENDER'S RIGHTS TO BRING ANY LEGAL ACTION OR PROCEEDING IN ANY OTHER APPROPRIATE JURISDICTION.

8.4 EXPENSES, TAXES AND INDEMNIFICATION.

         8.4.1 THE BORROWER SHALL PAY ON DEMAND AND INDEMNIFY AND HOLD THE LENDER HARMLESS AGAINST ALL TAXES (OTHER THAN TAXES ON THE INCOME OF THE LENDER), CHARGES AND EXPENSES OF EVERY KIND OR DESCRIPTION, INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS' FEES AND EXPENSES AND THE COSTS AND EXPENSES OF FIELD AUDITS AND COMMERCIAL FINANCE EXAMS (WHICH SUCH AUDITS AND COMMERCIAL FINANCE EXAMS SHALL, PRIOR TO THE OCCURRENCE OF A DEFAULT OR EVENT OF DEFAULT, BE LIMITED TO TWICE A YEAR), REASONABLY INCURRED OR EXPENDED BY THE LENDER IN CONNECTION WITH OR IN ANY WAY RELATED TO THE LENDER'S RELATIONSHIP WITH THE BORROWER OR ANY OTHER MEMBER OF THE BORROWER AFFILIATED GROUP, WHETHER HEREUNDER OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THOSE INCURRED OR EXPENDED IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, INTERPRETATION OR AMENDMENT OF THIS AGREEMENT, THE SECURITY DOCUMENTS AND ANY RELATED AGREEMENT, INSTRUMENT OR DOCUMENT, THE MAKING OF THE LOANS, THE SUPERVISION, PROTECTION AND COLLECTION OF AND REALIZATION UPON ANY COLLATERAL, AND THE PROTECTION OR ENFORCEMENT OF THE LENDER'S RIGHTS HEREUNDER AND UNDER THE OTHER SECURITY DOCUMENTS.

         8.4.2 THE BORROWER SHALL ABSOLUTELY AND UNCONDITIONALLY INDEMNIFY AND HOLD THE LENDER HARMLESS AGAINST ANY AND ALL CLAIMS, DEMANDS, SUITS, ACTIONS, CAUSES OF ACTION, DAMAGES, LOSSES, SETTLEMENT PAYMENTS, OBLIGATIONS, COSTS, EXPENSES AND ALL OTHER LIABILITIES WHATSOEVER WHICH SHALL AT ANY TIME OR TIMES BE INCURRED OR SUSTAINED BY THE LENDER OR BY ANY OF ITS SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, SUBSIDIARIES, AFFILIATES OR AGENTS (EXCEPT ANY OF THE FOREGOING INCURRED OR SUSTAINED AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LENDER) ON ACCOUNT OF, OR IN RELATION TO, OR IN ANY WAY IN CONNECTION WITH, ASSOCIATED WITH OR ANCILLARY TO THIS AGREEMENT, THE SECURITY DOCUMENTS AND THE OTHER DOCUMENTS EXECUTED OR DELIVERED IN CONNECTION HEREWITH, AND THE ARRANGEMENTS OR TRANSACTIONS CONTEMPLATED THEREIN, WHETHER OR NOT ALL OR ANY OF THE TRANSACTIONS CONTEMPLATED BY, ASSOCIATED WITH OR ANCILLARY TO THIS AGREEMENT OR ANY OF SUCH DOCUMENTS ARE ULTIMATELY CONSUMMATED. WITHOUT PREJUDICE TO THE SURVIVAL OF ANY OTHER COVENANT OF THE BORROWER HEREUNDER, THE COVENANTS OF THIS SUBSECTION 8.4.2 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND THE

PAYMENT OR SATISFACTION OF PAYMENT OF AMOUNTS OWING WITH RESPECT TO THE NOTES OR ANY OTHER SECURITY DOCUMENT.

8.5 Amendments, Waivers, Etc. This Agreement, the Notes and the Security Documents, and any provision hereof or thereof may be waived, discharged or terminated only by an instrument in writing signed by the Lender and may be amended only by an instrument in writing signed by both the Borrower and the Lender.

8.6 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns. The Lender shall have the unrestricted right at any time or from time to time, and without the Borrower's consent, to assign (or participate) all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "ASSIGNEE"), and the Borrower agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Lender shall deem necessary to effect the foregoing, provided that (i) so long as no Default or Event of Default has occurred and is continuing, the Lender will make any such assignment or participation in a minimum amount of $1,000,000 and will get the Borrower's consent thereto, such consent not to be unreasonably withheld or delayed (it being agreed that no such consent shall be required in connection with a pledge of all or any portion of its rights under the Loan Documents to any of the 12 Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, no such pledge or the enforcement thereof to release the Lender from its obligations under any of the Loan Documents), and
(ii) with respect to any such participation, the Borrower shall be permitted to make payments to and otherwise deal solely with the Lender (it being acknowledged that the participant may have certain voting rights pursuant to the particular participation arrangement). In addition, at the request of the Lender and any such Assignee, the Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Lender has retained any of its rights and obligations hereunder following such assignment, to the Lender, which new promissory notices shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Lender after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Lender in connection with such assignment, and the payment by the Assignee of the purchase price agreed to by the Lender and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of a Lender hereunder (and under any and all other documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by the Lender pursuant to the assignment documentation between the Lender and such Assignee, and the Lender shall be released from its obligations hereunder and thereunder to a corresponding extent. Without limitation of the foregoing, the Lender may at any time pledge all or any portion of its rights under the Security Documents including any portion of either Note to any of the 12 Federal Reserve Banks organized under
Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Lender from its obligations under any of the Security Documents. The Borrower may not assign or transfer its rights or obligations hereunder.

8.7 Computation of Interest and Fees, Etc. Interest, fees and charges shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day on which banks in Boston, Massachusetts are required or permitted by law or an appropriate authority to remain closed, such payment may be made on the next succeeding day on which such banks are open, and such extension shall be included in computing interest in connection with such payment. All payments required of the Borrower hereunder or under the Notes shall be made in lawful money of the United States of America in federal or other funds immediately available to the recipient thereof at the prescribed place of payment.

8.8 Entire Agreement. This Agreement, including the exhibits hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, warranties, whether oral or written, by any officer, employee or representative of any party hereto.

8.9 Headings. The headings for the sections of this Agreement are for ease of reference only and are not an integral part of this Agreement. Accordingly, such headings shall have no relevance to the interpretation of this Agreement.

8.10 Multiple Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument. All such counterparts shall together constitute one and the same agreement.

8.11 Severability. The provisions of this Agreement are severable, and if any of these provisions shall be held by any court of competent jurisdiction to be unenforceable, such holdings shall not affect or impair any other provision hereof.

8.12 WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS WAIVER

CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO EXECUTE THIS AGREEMENT AND MAKE THE LOANS.

8.13. WAIVER OF SPECIAL DAMAGES. EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHTS WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THE SECURITY DOCUMENTS, INCLUDING WITHOUT LIMITATION THIS AGREEMENT, THE NOTE AND THE OTHER SECURITY DOCUMENTS AND ANY AMENDMENTS THEREOF, ANY SPECIAL EXEMPLARY OR PUNITIVE DAMAGES. THE BORROWER (A) CERTIFIES THAT NEITHER THE LENDER NOR ANY REPRESENTATIVE, AGENT OR ATTORNEY THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT, IN ENTERING INTO THIS AGREEMENT, THE LENDER IS RELYING UPON, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.13.

8.14. Usury. All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest then the Revolving Credit Note and the Term Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrower and the Lender in the execution, delivery and acceptance of the Revolving Credit Note and the Term Note to contract in strict compliance with the laws of the Commonwealth of Massachusetts from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Borrower and the Lender.

8.15 Replacement of Notes and Other Loan Documents. Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of the Revolving Credit Note, the Term Note, or any other Security Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Revolving Credit Note, Term Note or other Security Document, and execution and delivery of an appropriate indemnification agreement by the Bank in favor of the Borrower relating thereto, the Borrower will issue, in lieu thereof, a replacement Revolving Credit Note, Term Note or other Security Document in the same principal amount thereof and otherwise of like tenor.

                  [Remainder of Page Intentionally Left Blank]

         WITNESS the execution hereof under seal on the day and year first above written.

BORROWER:                                LENDER:

MEXICAN RESTAURANTS, INC.                FLEET NATIONAL BANK



By:___________________________           By:_____________________________
     Name:                                    Name:
     Title:                                   Title:


                                      -48-